UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

UNISOURCE ENERGY CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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88 E. Broadway Boulevard

Tucson, Arizona 85701

March 20, 2012

Paul J. Bonavia
Board Chair	(520) 571-4000

Dear Shareholders:

You are cordially invited to attend the UniSource Energy Corporation 2012 Annual Shareholders’ Meeting (the “Meeting”) to be held on Friday, May 4, 2012, at the office of the Company, 88 East Broadway Boulevard, Tucson, Arizona. The Meeting will begin promptly at 10:00 a.m., Mountain Standard Time, so please plan to arrive earlier. No admission tickets will be required for attendance at the Meeting.

Directors and executive officers will be available before and after the Meeting to speak with you. During the Meeting, we will answer your questions regarding our business affairs, and we will consider the matters explained in the enclosed Proxy Statement.

We have enclosed a proxy card that lists all matters that require your vote. Please complete, sign, date and mail the proxy card as soon as possible, whether or not you plan to attend the Meeting. You may also vote by telephone or the internet, as explained on the enclosed proxy card. If you attend the Meeting and wish to vote your shares personally, you may revoke your proxy at that time.

Please note that, pursuant to the New York Stock Exchange rules, brokers are not permitted to vote your shares on the election of directors or the proposal to approve executive compensation if you have not given your broker specific instructions on how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Your interest in and continued support of UniSource Energy Corporation are much appreciated.

Sincerely,

UNISOURCE ENERGY CORPORATION

Paul J. Bonavia

Board Chair and

Chief Executive Officer

NOTICE OF ANNUAL SHAREHOLDERS’ MEETING

To the Holders of Common Stock of

UniSource Energy Corporation:

We will hold the 2012 Annual Shareholders’ Meeting of UniSource Energy Corporation at the office of the Company, 88 East Broadway Boulevard, Tucson, Arizona, on Friday, May 4, 2012, at 10:00 a.m., Mountain Standard Time (“MST”). The purpose of the Meeting is to:

1.	elect 12 directors to UniSource Energy Corporation’s Board of Directors for the ensuing year;

2.	ratify the selection of the Independent Registered Public Accounting Firm for 2012;

3.	approve an amendment to the Amended and Restated Articles of Incorporation to change the Company name to UNS Energy Corporation;

4.	hold an advisory vote to approve executive compensation; and

5.	consider any other matters that properly come before the Meeting.

Only shareholders of record at the close of business on March 12, 2012, are entitled to vote at the Meeting.

We have enclosed with this notice: (i) UniSource Energy Corporation’s 2011 annual report on Form 10-K; (ii) the Proxy Statement; (iii) the Board Chair’s letter to shareholders; and (iv) a stock performance chart. Proxy soliciting material is first being made available in electronic form on or about March 20, 2012. Your proxy is being solicited by UniSource Energy Corporation’s Board of Directors.

Please complete, sign, date and mail the enclosed proxy card as soon as possible, or vote by telephone or the internet, as explained on the enclosed proxy card.

Linda H. Kennedy

Corporate Secretary

Dated: March 20, 2012

YOUR VOTE IS IMPORTANT

EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD BY MAIL, OR TO VOTE BY TELEPHONE OR THE INTERNET, AS EXPLAINED ON THE ENCLOSED PROXY CARD. IF THE MAIL OPTION IS SELECTED, USE THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. RETURNING A SIGNED PROXY WILL NOT PROHIBIT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

UNISOURCE ENERGY CORPORATION

88 E. Broadway Boulevard

Tucson, Arizona 85701

ANNUAL SHAREHOLDERS’ MEETING

PROXY STATEMENT

ANNUAL MEETING:

May 4, 2012

10:00 a.m., MST

UniSource Energy Corporation

88 E. Broadway Boulevard

Tucson, AZ 85701

RECORD DATE:

The record date is March 12, 2012 (“Record Date”). If you were a shareholder of record at the close of business on the Record Date, you may vote at the 2012 Annual Shareholders’ Meeting (“Meeting”) of UniSource Energy Corporation (“UniSource Energy,” as well as references to the “Company,” “we,” “our” and “us”). At the close of business on the Record Date, UniSource Energy had 37,957,365 shares of common stock outstanding.

AGENDA:

1. Proposal One:	Elect 12 directors to UniSource Energy’s Board of Directors (“Board”) for the ensuing year.

2. Proposal Two:	Ratify the selection of the Independent Registered Public Accounting Firm for 2012.

3. Proposal Three:	Approve an amendment to the Amended and Restated Articles of Incorporation to change the Company’s name to UNS Energy Corporation.

4. Proposal Four:	Advisory vote to approve executive compensation.

We will also consider any other matters that properly come before the Meeting and any adjournments.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:

Representatives of PricewaterhouseCoopers, LLP, are expected to be present at the Meeting with the opportunity to make a statement and respond to appropriate questions from our shareholders.

PROXIES:

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), UniSource Energy is furnishing proxy materials to its shareholders on the internet. The Notice of Internet Availability of Proxy Materials you received by mail will instruct you on how you may access and review all of the important information contained in the proxy materials. If you would like to receive a printed copy of the Company’s proxy materials, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials.

It is anticipated that the Notice of Internet Availability of Proxy Materials is first being sent to shareholders on or about March 20, 2012. The proxy statement and the form of proxy relating to the Meeting are first being made available to shareholders on or about March 20, 2012.

PROXIES SOLICITED BY:

The Board.

REVOKING YOUR PROXY:

You may revoke your proxy before it is voted at the Meeting. To revoke, follow the procedures listed on page 4 under “Voting Procedures/Revoking Your Proxy.”

COMMENTS:

Your comments about any aspects of UniSource Energy’s business are welcome. You may use the space provided on the proxy card for this purpose, if desired. Although we may not respond on an individual basis, your comments help the Company to measure your satisfaction, and UniSource Energy may benefit from your suggestions.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

Prompt return of your proxy will help reduce the costs of re-solicitation.

CONTENTS

VOTING PROCEDURES/REVOKING YOUR PROXY	4
UNISOURCE ENERGY SHARE OWNERSHIP	6
PROPOSAL ONE: ELECTION OF DIRECTORS*	9
PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM*	12
PROPOSAL THREE: APPROVAL OF AN AMENDMENT TO ARTICLE 1 OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF UNISOURCE ENERGY CORPORATION TO CHANGE THE COMPANY’S NAME TO UNS ENERGY CORPORATION*	13
PROPOSAL FOUR: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION*	14
COMPENSATION DISCUSSION AND ANALYSIS	15
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	31
MINIMIZING COMPENSATION RISK	32
SUMMARY COMPENSATION TABLE – 2011	33
GRANTS OF PLAN-BASED AWARDS – 2011	34
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2011	36
OPTION EXERCISES AND STOCK VESTED	37
PENSION BENEFITS	37
NON-QUALIFIED DEFERRED COMPENSATION	39
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	39
DIRECTOR COMPENSATION	43
CORPORATE GOVERNANCE	45
DIRECTOR INDEPENDENCE STANDARDS	46
TRANSACTIONS WITH RELATED PERSONS	50
AUDIT COMMITTEE REPORT	51
SUBMISSION OF SHAREHOLDER PROPOSALS	53
DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS	53
OTHER BUSINESS	54

*	UniSource Energy expects to vote on these items at the Meeting.

VOTING PROCEDURES/REVOKING YOUR PROXY

You can vote by telephone, internet, mail or in person.

You may vote in person or by a validly designated proxy, or, if you or your proxy will not be attending the Meeting, you may vote in one of three ways:

1.	Vote by internet. The website address for internet voting is on your Notice of Internet Availability of Proxy Materials. Internet voting is available 24 hours a day;

2.	Vote by telephone. The toll-free number for telephone voting is on your proxy card. Telephone voting is available 24 hours a day; or

3.

Vote by mail. If you have requested and received a copy of UniSource Energy’s proxy materials, mark, date, sign and mail promptly a proxy card. A postage-paid envelope will be provided for mailing in the United States.

If you vote by telephone or internet, DO NOT mail a proxy card.

Under Arizona law, a majority of the shares entitled to vote on any single matter that may be brought before the Meeting will constitute a quorum. Business may be conducted once a quorum is represented at the Meeting. If a quorum exists, action on a matter other than the election of directors will be deemed approved if the votes cast in favor of the matter exceed the votes cast against the matter.

If you hold shares through an account with a bank or broker, the bank or broker may vote your shares on some matters considered routine, even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares on routine matters when their customers do not provide voting instructions. However, on other matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Please note that under the New York Stock Exchange rules an uncontested election of directors and matters concerning executive compensation are not considered routine matters. This means that brokers are not permitted to vote your shares on the election of directors or the proposal to approve executive compensation if you have not given your broker specific instructions on how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Directors are elected by a plurality of votes.

Directors are elected by a plurality of the votes cast by the shares entitled to vote if a quorum is present. A plurality means receiving the largest number of votes, regardless of whether that is a majority. Withheld votes and broker non-votes will be counted as being represented at the Meeting for quorum purposes but will not have an effect on the vote for directors.

You may cumulate your votes for directors.

In the election of directors, each shareholder has the right to cumulate his votes by casting a total number of votes equal to the number of his shares of common stock multiplied by the number of directors to be elected. He may cast all of such votes for one nominee or distribute such votes among two or more nominees. For any other matter that may properly come before the Meeting, each share of common stock will be entitled to one vote.

You can revoke your proxy after sending it in by following these procedures.

Any shareholder giving a proxy has a right to revoke that proxy by giving notice to UniSource Energy in writing directed to the Corporate Secretary, UniSource Energy Corporation, 88 E. Broadway Boulevard, HQE901, Tucson, Arizona 85701, or in person at the Meeting at any time before the proxy is exercised. Those who fail to return a proxy or fail to attend the Meeting will not count towards determining any required plurality, majority or quorum.

The shares represented by an executed proxy will be voted for the election of directors or withheld in accordance with the specifications in the proxy. If no specification is made in an executed proxy, the proxy will be voted in favor of the nominees as set forth herein and “For” each of the Proposals Two, Three and Four.

Proxy Solicitation

The Company will bear the entire cost of the solicitation of proxies. Solicitations will be made primarily by mail. In addition, the Company may make additional solicitation of brokers, banks, nominees and institutional investors pursuant to a special engagement of DF King & Co. at a cost of approximately $11,000, plus reasonable out-of-pocket expenses. Solicitations may also be made by telephone, facsimile or personal interview, if necessary, to obtain reasonable representation of shareholders at the Meeting. UniSource Energy’s employees may solicit proxies, but they will not receive additional compensation for such services. UniSource Energy will request brokers or other persons holding shares in their names, or in the names of their nominees, to forward proxy materials to the beneficial owners of such shares or request authority for the execution of the proxies. The Company will reimburse brokers and other persons for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of UniSource Energy’s shares.

UNISOURCE ENERGY SHARE OWNERSHIP

Security Ownership of Management

The following table sets forth the number and percentage of shares of UniSource Energy common stock beneficially owned as of March 1, 2012, and the nature of such ownership by each of the Company’s directors, Chief Executive Officer (“CEO” or “Mr. Bonavia”), Chief Financial Officer (“CFO”), and the three other most highly compensated executive officers (together with the CEO and CFO, the “Named Executives”) as of March 1, 2012, and all directors and executive officers as a group. Ownership includes direct and indirect (beneficial) ownership, as defined by the SEC rules.

	Septe	Septe	Septe	Septe	Septe	Septe	Septe	Septe
	Amount and Nature of Beneficial Ownership (1)					Other (2)
Name and Title of Beneficial Owner	Directly Owned Shares	Shares Purchased Under the 401(k) Plan	Shares Subject to Options Exercisable Within 60 Days	Total Beneficial Ownership	Percent of Class	Restricted Stock Units (3)	Deferred Shares Under Deferred Compensation Plan	Total
Paul J. Bonavia Board Chair and Chief Executive Officer	21,745	0	59,940	81,685	*	0	500	82,185
Lawrence J. Aldrich Director	3,912	0	0	3,912	*	9,126	0	13,038
Barbara M. Baumann Director	2,000	0	0	2,000	*	9,325	13,102	24,427
Larry W. Bickle Director	13,337	0	2,358	15,695	*	9,920	0	25,615
Harold W. Burlingame Director	10,143	0	2,358	12,501	*	12,373	0	24,874
Robert A. Elliott Director	2,872	0	1,196	4,068	*	9,728	0	13,796
Daniel W. L. Fessler Director	2,511	0	0	2,511	*	15,127	0	17,638
Louise L. Francesconi Director	3,000	0	0	3,000	*	4,877	0	7,877
Warren Y. Jobe Director	7,671	0	0	7,671	*	11,949	0	19,620
Ramiro G. Peru Director	4,000	0	0	4,000	*	6,689	0	10,689
Gregory A. Pivirotto Director	8,500	0	0	8,500	*	6,689	0	15,189
Joaquin Ruiz Director	300	0	0	300	*	9,325	0	9,625
David G. Hutchens, President	3,108	7,703	27,330	38,141	*	0	0	38,141
Kevin P. Larson Senior Vice President, Chief Financial Officer and Treasurer	56,932	2,981	105,420	165,333	*	0	1,894	167,227
Michael J. DeConcini Senior Vice President, Operations	27,132	6,271	114,647	148,050	*	31,136	1,521	180,707
Karen G. Kissinger Vice President, Controller and Chief Compliance Officer	52,249	0	83,180	135,429	*	0	2,270	137,699
All directors and executive officers (including the Named Executives) as a group	271,548	46,889	541,205	859,642	2.5%	136,264	23,626	1,019,532

*	Represents less than 1% of the outstanding common stock of UniSource Energy.

(1)	Amounts include the following:

•

Any shares held in the name of the spouse, minor children or other relatives sharing the home of the director or executive officer. Except as otherwise indicated below, the directors and executive officers have sole voting and investment power over the shares shown. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of the shares held.

•	Shares subject to options exercisable within 60 days, based on information from E*Trade, UniSource Energy’s stock option plan administrator.

•	Equivalent share amounts allocated to the individuals’ 401(k) Plan, which has a UniSource Energy Stock Fund investment option.

(2)

While amounts in the “Other” column do not represent a right of the holder to receive stock within 60 days, those interests are also disclosed because management believes they accomplish similar objectives in that they also 1) encourage directors and executive officers to have a stake in the Company, and 2) align interests of directors and executive officers with those of shareholders. Under UniSource Energy’s non-employee director compensation program, non-employee directors receive an annual grant of restricted stock units that have an underlying value equal to one share of UniSource Energy common stock. The value of the restricted stock units fluctuates based on changes in the Company’s stock price. All restricted stock unit grants to directors vest at the earlier of the next annual meeting following the grant date or the first anniversary of grant. The vested restricted stock units are distributed in actual shares of Company stock in January following termination of Board service. Similarly, the value of deferred stock units fluctuates based on changes in the Company’s stock price. Under the terms of the deferred compensation plan, distributions of deferred shares will be made in cash, unless the participant elects to receive the deferred shares in Company stock on dates selected by the director or the executive officer following termination of service. In UniSource Energy’s view, vested restricted stock units and deferred stock units are tantamount to actual stock ownership as the non-employee director and executive officer (in the case of deferred stock units) bear the risk of ownership during the restricted and deferral periods.

(3)	As of December 31, 2011, each of the outside directors held an additional 1,332 unvested share units, which are not included in these amounts.

Security Ownership of Certain Beneficial Owners

As of March 12, 2012, based on information reported in filings made by the following persons with the SEC or information otherwise known to UniSource Energy, the following persons were known or reasonably believed to be, as more fully described below, the beneficial owners of more than 5% of UniSource Energy common stock:

	September 30,	September 30,		September 30,
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	Black Rock, Inc. 40 East 52nd Street New York, NY 10022	5,811,570	(1)	15.7%
Common	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,022,739	(2)	5.5%
Common	Norges Bank (Central Bank of Norway) Bankplassen 2 PO Box 1179 NO 0107 Oslo Norway	1,910,071	(3)	5.0%
Common	Wellington Management Co., LLP 280 Congress Street Boston, MA 02210	1,885,944	(4)	5.0%

(1)

In a statement (Schedule 13G) filed with the SEC on January10, 2012, Black Rock, Inc., indicated that it has sole voting and sole dispositive power over 5,811,570 shares of UniSource Energy common stock.

(2)

In a statement (Schedule 13G) filed with the SEC on February 9, 2012, The Vanguard Group, Inc., indicated it has sole voting power over 56,527 shares, sole dispositive power over 1,966,212 shares and shared dispositive power over 56,527 shares of UniSource Energy common stock.

(3)	In a statement (Schedule 13G) filed with the SEC on February 9, 2012, Norges Bank indicated it has sole voting and sole dispositive power over 1,910,071 shares of UniSource Energy common stock.

(4)

In a statement (Schedule 13G) filed with the SEC on February 14, 2012, Wellington Management Co., LLP, indicated it has shared voting power over 1,401,489 shares and shared dispositive power over 1,885,944 shares of UniSource Energy common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the SEC require the Company’s executive officers, directors and persons who beneficially own more than 10% of UniSource Energy common stock, as well as certain affiliates of those persons, to file initial reports of ownership and transaction reports covering any changes in ownership with the SEC and the New York Stock Exchange (“NYSE”). SEC regulations require these persons to furnish the Company with copies of all reports they file pursuant to Section 16(a).

Based solely upon a review of the copies of the reports received by UniSource Energy and on written representations of its directors and executive officers, the Company believes that during fiscal year 2011, all filing requirements applicable to executive officers and directors were timely met.

PROPOSAL ONE: ELECTION OF DIRECTORS

General Information

At the Meeting, UniSource Energy’s shareholders of record will elect 12 directors to serve on the Board for the ensuing year and until their successors are elected and qualified, or until the director’s earlier death, resignation or removal. The shares represented by executed proxies in the form provided, unless withheld, will be voted for the 12 nominees listed below or, in the discretion of the persons acting as proxies, will be voted cumulatively for one or more of such nominees. All of the current nominees are present members of the Board. All of the nominees have consented to serve if elected. If any nominee becomes unavailable to serve for any reason, or a vacancy should occur before the election, it is the intention of the persons designated as proxies to vote, in their discretion, for other nominees.

BOARD NOMINEES

Directors – UniSource Energy

	September 30,	September 30,	September 30,
Name	Age	Board Committee*	Director Since
Paul J. Bonavia	60	None	2009
Lawrence J. Aldrich	59	2,3,5	2000
Barbara M. Baumann	56	1,2,4	2005
Larry W. Bickle	66	3,4,5	1998
Harold W. Burlingame	71	2,3,5	1998
Robert A. Elliott	56	1,2,3,4,5	2003
Daniel W.L. Fessler	70	1,3,5	2005
Louise L. Francesconi	59	1,2,4	2008
Warren Y. Jobe	71	1,2,4	2001
Ramiro G. Peru	56	1,2,4	2008
Gregory A. Pivirotto	59	1,3,4	2008
Joaquin Ruiz	59	2,3,5	2005

*	Board Committees:

(1)	Audit

(2)	Compensation

(3)	Corporate Governance and Nominating

(4)	Finance

(5)	Environmental, Safety and Security

Paul J. Bonavia

Board Chair and Chief Executive Officer of UniSource Energy Corporation (UNS), Tucson Electric Power Company (TEP), and UniSource Energy Services, Inc. (UES) since January 1, 2009; President of UNS, TEP and UES from January 2009 to December 2011; Chief Executive Officer of Millennium Energy Holdings, Inc. (Millennium) since January 1, 2009. TEP, UES and Millennium are wholly-owned subsidiaries of UNS. President of the Utilities Group of Xcel Energy, an electric and gas utility, from December 2005 to December 2008.

Mr. Bonavia’s extensive experience in both the electric and gas utility businesses and his position as Chief Executive Officer of the Company provide him with intimate knowledge of the Company’s operations and contribute to the diverse knowledge, skills and qualifications of the Board.

Lawrence J. Aldrich

Chairman and Executive Director, Arizona Business Coalition on Health, since October 2011; President and Chief Executive Officer of University Physicians Healthcare (UPH), a healthcare organization, from 2009 to 2010; Senior Vice President/Corporate Operations and General Counsel for UPH from 2007 to 2008; President of Aldrich Capital Company, an acquisition, management and consulting firm, since January 2007; Chief Operating Officer of The Critical Path Institute, a non-profit medical research company focusing in drug development, from 2005 to 2007; .

Mr. Aldrich’s extensive experience in the areas of accounting, public relations/advertising, finance, legal, human resources, marketing, engineering, operations, audit, government/regulatory, banking, information technology, insurance/health care, and his significant community involvement in Arizona and Tucson contribute to the diverse knowledge, skills and qualifications of the Board.

Barbara M. Baumann

President and Owner of Cross Creek Energy Corporation, a management consultant and investor company for oil and gas, since 2003; Director of SM Energy Company (formerly St. Mary Land & Exploration), an oil and gas production company, since 2002; Director of CVR Energy, Inc., an independent petroleum refiner and marketer of high value transportation fuels, since 2011; Member of the Board of Trustees of The Putnam Funds since 2010; Director of Cody Resources, a privately held energy, ranching and commercial real estate company since 2010.

Ms. Baumann’s extensive experience in the areas of accounting, finance, legal, human resources, engineering, operations, audit, government/regulatory, corporate tax, information technology, insurance/healthcare and gas operations contributes to the diverse knowledge, skills and qualifications of the Board.

Larry W. Bickle

Director of SM Energy Company (formerly St. Mary Land & Exploration), an oil and gas production company, since 1994; Retired private equity investor since 2007; Managing Director of Haddington Ventures, LLC, a private equity fund, from 1997 to 2007; Non-executive Chairman of Quantum Natural Gas Storage, LLC, a natural gas storage company, since 2008.

Mr. Bickle’s extensive experience in the areas of accounting, finance, legal, human resources, marketing, engineering, operations, audit, government/regulatory, information technology and gas operations contributes to the diverse knowledge, skills and qualifications of the Board.

Harold W. Burlingame

Executive Vice President of AT&T, Inc., a communications holding company, from 1986-2001; Senior Executive Advisor for AT&T Wireless, a telecommunications company, from 2001 to 2005; Chairman of ORC Worldwide, a human resource consulting firm, from 2004 to 2010; President of IRC Foundation, an organization that supports research on industrial and employee relations issues and best practices, since December 2010; Director of Cornerstone on Demand, a learning and talent management software company, since 2006.

Mr. Burlingame’s extensive experience in the areas of public relations/advertising, finance, human resources/benefits, marketing, operations, government/regulatory; information technology and insurance/health care contributes to the diverse knowledge, skills and qualifications of the Board.

Robert A. Elliott

President and owner of The Elliott Accounting Group, an accounting, tax, management and investment advisory services firm, since 1983; Director of AAA of Arizona, a regional automotive and travel club, since 2007; Director and Corporate Secretary of Southern Arizona Community Bank, a banking institution, from 1998 to 2010; Television Analyst/Pre-game Show Co-host for Fox Sports Arizona from 1998 to 2009; Chairman of the Board of the Tucson Airport Authority, an airport operator/manager, from January 2006 to January 2007; President and Chairman of the Board of the National Basketball Association Retired Players Association since 2011; Director of University of Arizona Foundation, a philanthropic organization, since 2011.

Mr. Elliott’s extensive experience in the areas of accounting, audit, banking and corporate tax, and his significant community involvement in Arizona and Tucson contribute to the diverse knowledge, skills and qualifications of the Board.

Daniel W.L. Fessler

President of the California Public Utility Commission, a public utility regulatory agency, from 1991 to 1996; Professor Emeritus of the University of California, an educational institution, since 1994; Of Counsel for the law firm of Holland & Knight from 2003 to 2007; Partner in the law firm of LeBoeuf, Lamb, Greene & MacRae LLP from 1997 to 2003; previously served on the UniSource Energy and TEP boards of directors from 1998 to 2003; Managing Principal of Clear Energy Solutions, LLC, a company that advocates coal-to-synthetic fuels, since December 2004.

Mr. Fessler’s experience as a former member of the California Public Utility Commission and in the areas of public relations/advertising, legal, marketing and government/regulatory contribute to the diverse knowledge, skills and qualifications of the Board.

Louise L. Francesconi

President of Raytheon Missile Systems, a defense electronics corporation, from 1997 to 2008; Director of Stryker Corporation, a medical technology company, since July 2006; Chairman of the Board of Trustees for TMC Healthcare, a hospital, since 1999; and Director of Global Solar Energy, Inc., a manufacturer of solar panels and other solar-related products, from 2008 to 2011.

Ms. Francesconi’s extensive experience in the areas of accounting, public relations/advertising, finance, legal, human resources/benefits, marketing, engineering, operations, audit, government/regulatory, information technology and insurance/healthcare, and her significant community involvement in Arizona and Tucson contribute to the diverse knowledge, skills and qualifications of the Board.

Warren Y. Jobe

Certified Public Accountant (licensed, but not practicing); Senior Vice President of Southern Company, an electric utility holding company, from 1998 to 2001; Executive Vice President and Chief Financial Officer of Georgia Power Company, an electric utility, from 1986 to 1998; member of Board of Directors of Georgia Power Company from 1982 to 1998; Director of WellPoint, Inc., a health benefits company, since 2004; Trustee of RidgeWorth Funds, an investment company, since 2004; Director of HomeBanc Corp., a mortgage bank, from 2005 to 2009.

Mr. Jobe’s extensive experience as a utility company executive and in the areas of accounting, finance, audit, government/regulatory, corporate tax, insurance/healthcare and information technology contribute to the diverse knowledge, skills and qualifications of the Board.

Ramiro G. Peru

Executive Vice President and Chief Financial Officer of Swift Corporation, a trucking company, from June 2007 to December 2007; Executive Vice President and Chief Financial Officer of Phelps Dodge Corporation, a mining corporation, from 2004 to 2007; Senior Vice President and Chief Financial Officer of Phelps Dodge Corporation from 1999 to 2004; Director of WellPoint, Inc., a health benefits company, since 2004.

Mr. Peru’s extensive experience in the areas of accounting, corporate communications, finance, legal, human resource/benefits, audit, government/regulatory, corporate tax, information technology, insurance/health care and environmental contributes to the diverse knowledge, skills and qualifications of the Board.

Gregory A. Pivirotto

President and Chief Executive Officer and Director of University Medical Center Corporation, a hospital, from 1994 to 2010; certified public accountant since 1978; Director of Arizona Hospital & Healthcare Association, a trade association which provides advocacy, education and service to hospitals and other healthcare organizations, from 1997 to 2005; Director of Tucson Airport Authority, an airport operator/manager, since 2008; Member of the Advisory Board of Harris Bank since 2010.

Mr. Pivirotto’s extensive experience in the areas of accounting, public relations/advertising, finance, legal, human resources/benefits, marketing, operations, audit, government/regulatory, banking, corporate tax, information technology and insurance/healthcare, and his significant community involvement in Arizona and Tucson contribute to the diverse knowledge, skills and qualification of the Board.

Joaquin Ruiz

Professor of Geosciences, University of Arizona, an educational institution, since 1983; Dean, College of Science, University of Arizona, since 2000; Executive Dean of the University of Arizona College of Letters, Arts and Science since 2009.

Mr. Ruiz’s extensive experience in the areas of public relations/advertising, human resources/benefits, operations, government/regulatory, information technology, renewable energy and environmental, and his significant community involvement in Arizona and Tucson contribute to the diverse knowledge, skills and qualifications of the Board.

The Board recommends that you vote “FOR” these nominees.

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers, LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for the fiscal year 2012, and the Board is asking the shareholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s Independent Registered Public Accounting Firm, the Board considers the selection of the Independent Registered Public Accounting Firm to be an important matter of shareholder concern and, as a matter of good corporate practice, is therefore submitting the selection of PwC for ratification by shareholders.

Under Arizona law, if a quorum of shareholders is present at the Meeting, the ratification of the selection of PwC as Independent Registered Public Accounting Firm for 2012 will require that the votes cast in favor of its ratification exceed the votes cast against its ratification. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Meeting but are not counted and have no effect on the results of the vote for Independent Registered Public Accounting Firm.

The Board recommends that you vote “FOR” the ratification of the selection of the

Independent Registered Public Accounting Firm.

PROPOSAL THREE: APPROVAL OF AN AMENDMENT TO ARTICLE I OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF UNISOURCE ENERGY CORPORATION TO CHANGE THE COMPANY’S NAME TO UNS ENERGY CORPORATION

On February 9, 2011, the Board adopted a resolution recommending that the shareholders of the Company approve an amendment to Article I of the Company’s Amended and Restated Articles of Incorporation to effect a change of the Company’s name to UNS Energy Corporation. The Board believes that it is in the best interest of the Company to change its name from UniSource Energy Corporation to UNS Energy Corporation and recommends the approval of the name change amendment to the Company’s shareholders.

Reasons for the name change

The name change is intended to increase the name recognition for the Company and to better align the Company’s branding with its subsidiaries. The name UniSource Energy Corporation was selected during a time when deregulation of utilities was expected, and it was intended to represent one source for customers’ energy services. Because deregulation never came to pass, the name UniSource Energy is not meaningful in the manner originally intended. The Company’s principal operating subsidiaries will maintain their current names, Tucson Electric Power Company, UNS Electric, Inc., and UNS Gas, Inc.

Effects of the name change

If the name change amendment is approved by shareholders, the name change will be effective when the amendment to the Amended and Restated Articles of Incorporation is delivered to the Arizona Corporation Commission for filing. The NYSE stock symbol “UNS” will not change.

If the name change amendment is approved by shareholders, Article I of the Company’s Amended and Restated Articles of Incorporation will be amended to read in its entirety as follows:

FIRST: The name of the Corporation shall be UNS Energy Corporation.

If the name change becomes effective, the rights of shareholders holding certified shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates nor will it be necessary for shareholders with certified shares to surrender or exchange any stock certificates they currently hold as a result of the name change. Uncertified shares currently held in direct registration accounts and any new stock certificates that are issued after the name change becomes effective will bear the name “UNS Energy Corporation.”

If the name change amendment is not approved by shareholders, the proposed amendment to the Company’s Amended and Restated Articles of Incorporation will not be made and the Company’s name and the ticker symbol for trading of its common stock on the NYSE will remain unchanged.

Under Arizona law, if a quorum of shareholders is present at the Meeting, approval of the amendment of the Amended and Restated Articles of Incorporation to change the Company’s name will require that the votes cast in favor of amendment exceed the votes cast against the amendment. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Meeting but are not counted and have no effect on the results of the vote to approve the change of the Company’s name.

The Board recommends that you vote “FOR” approval of an amendment to

Article I of the Amended and Restated Articles of Incorporation of UniSource Energy Corporation to

change the Company’s name to UNS Energy Corporation.

PROPOSAL FOUR: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executives as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our Named Executives with the interests of the Company’s stakeholders. Our officer compensation program is designed to link compensation to financial, operational and strategic business outcomes, while at the same time balancing risk and reward in the context of our business strategies.

The vote on this resolution is not intended to address any specific element of compensation; rather, it relates to the compensation of our named executives, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, the Board or the Compensation Committee.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Shareholders’ Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executives as disclosed in the Company’s Proxy Statement for the 2012 Annual Shareholders’ Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

Under Arizona law, if a quorum of shareholders is present at the Meeting, the resolution to approve the compensation of our named executives will be adopted if the votes cast in favor of the resolution exceed the votes cast against the resolution. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Meeting but are not counted and have no effect on the results of the vote to approve the compensation of our named executives.

We currently intend to provide our shareholders with the opportunity to vote to approve the compensation of our Named Executives on an annual basis. The next such shareholder advisory vote will occur at the 2013 annual meeting of shareholders.

The Board recommends that you vote “FOR” the approval of the compensation of our Named Executives, as disclosed in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of UniSource Energy’s compensation programs and should not be understood to be statements of management’s estimates of results or other guidance. UniSource Energy specifically cautions investors not to apply these statements to other contexts.

This Compensation Discussion and Analysis describes the Company’s overall executive compensation policies and practices and specifically analyzes the total compensation for the following executive officers, referred to as the Named Executives:

•	Paul J. Bonavia, Chief Executive Officer;

•	David G. Hutchens, President;

•	Kevin P. Larson, Senior Vice President, Chief Financial Officer and Treasurer;

•	Michael J. DeConcini, Senior Vice President, Operations; and

•	Karen G. Kissinger, Vice President, Controller and Chief Compliance Officer.

EXECUTIVE SUMMARY

UniSource Energy’s mission is to deliver safe, reliable service and value to customers and shareholders alike. The Company’s strategy includes enhancing shareholder value, maintaining customer satisfaction, expanding its role in the community, meeting environmental challenges and providing for its employees’ development and well-being.

UniSource Energy is a holding company that has no significant operations of its own. Operations are conducted by UniSource Energy’s subsidiaries. The Company conducts business in four primary business segments — Tucson Electric Power Company (“TEP”), UNS Gas, Inc. (“UNS Gas”), UNS Electric, Inc. (“UNS Electric”) and Millennium Energy Holdings, Inc. (“Millennium”). TEP, an electric utility, has provided electric service to the community of Tucson, Arizona, for more than 100 years. UNS Gas and UNS Electric provide natural gas and electric service in northern and southern Arizona. UNS Gas and UNS Electric are operating subsidiaries of UniSource Energy Services, Inc. (“UES”), which was established in 2003 to oversee gas and electric properties acquired that year. Millennium has existing investments in unregulated businesses that represent less than 1% of UniSource Energy’s total assets as of December 31, 2011, and is the parent company of Southwest Energy Solutions, which provides supplemental labor and meter reading services to TEP, UNS Gas and UNS Electric.

The Company’s executive officer compensation policies and decisions have the following objectives:

1.	Attracting, motivating and retaining highly-skilled executives;

2.

Linking the payment of compensation to the achievement of critical short- and long-term financial and strategic objectives; creation of shareholder value; providing safe, reliable and economically available electric and gas service; and aligning performance objectives of management with those of its other employees by using similar performance measures;

3.

Balancing risk and reward to align the interests of management with those of the Company’s stakeholders and encouraging management to think and act like owners, taking into account the interests of the public that the Company serves;

4.	Maximizing the financial efficiency of the compensation program to avoid unnecessary tax, accounting and cash flow costs; and

5.	Encouraging management to achieve outstanding results through appropriate means by delivering compensation in a manner consistent with established and emerging corporate governance “best practices.”

In early 2011, the results of the voting by UniSource Energy’s shareholders indicated a very high level of support for the Company’s 2010 officer compensation program. For that reason, and because the Company continues to believe that the current program design closely ties its executive compensation to annual and longer-term operating performance and changes in shareholder value, the Company did not make any changes to the program in 2011 in response to the vote. In addition, the Company’s shareholders voted in 2011 to review and vote on the UniSource Energy officer compensation annually, and the Company decided to act consistently with the shareholder vote by holding such advisory votes annually.

2011 Company Performance

Amid a difficult economic climate, the Company produced year-end earnings within its projected range and achieved its short-term business goals in areas affecting customers, the community and the environment. The Company accomplished these results by carefully managing operating and maintenance (“O&M”) costs without compromising the safe, reliable service of its utility subsidiaries, Tucson Electric Power Company (“TEP”) and UniSource Energy Services (“UES”).

The Company continues to deliver operational excellence. It met or exceeded its reliability goals for electric generation and gas and electric distribution, while maintaining its ongoing commitment to safe operating practices. While the Company’s safety record already exceeded the industry average, it achieved a 30 percent year-over-year reduction in the number of recordable injuries in 2011. The Company also committed significant resources to its Critical Infrastructure Protection program, resulting in a successful audit by the Western Electricity Coordinating Council of these physical and electronic security measures with no findings.

The Company made significant progress toward numerous long-term goals in 2011, including the development of a comprehensive employee succession and development plan and increased focus on continuous improvement and a customer-service culture. Expansion of the Company’s renewable energy resources continued in 2011 with installation of nearly 10 megawatts (“MW”) of Company-owned solar arrays. Development partners completed wind farms in New Mexico and Kingman, Arizona, that will generate a combined 60 MW of power for customers of TEP and UES. TEP also secured regulatory approval to recover the distribution revenue that would be lost to a limited number of new commercial photovoltaic arrays that, if developed, would boost solar output from that customer class above compliance levels.

The Company’s Total Shareholder Return (“TSR”) over the past three years (2009 – 2011) ranked in the 43rd percentile relative to the Edison Electric Institute (“EEI”) Index.

Pay for Performance – Linking 2011 Performance to Compensation

The Company’s executive officer compensation program includes both short- and long-term incentive compensation components, 100% of which is performance-based. This ensures a tight link between executive pay and Company performance. These incentive compensation components are described in greater detail below.

Short-term Incentive Compensation (Performance Enhancement Plan, or PEP) Cash Award

Cash awards under the Performance Enhancement Plan (“PEP”) link a significant portion of the Named Executives’ annual compensation to the Company’s annual financial and operational performance. This program utilizes a “balanced scorecard” approach with performance measures tied to four constituent areas: customers, community and environment, employees and investors. For 2011, the PEP financial goals were net income, O&M cost containment and identifying incremental value.

2011 Changes to the Company’s PEP

Each year, the Company modifies the PEP to align UniSource Energy’s employees’ performance with its overall strategy: enhancing shareholder value, maintaining customer satisfaction, expanding the Company’s role in the community, meeting environmental challenges and providing for UniSource Energy’s employees’ development. Goals for 2011 are designed to drive continuous improvement over the previous year’s performance. The material changes to the 2011 PEP are as follows:

•	Enhanced focus on process and productivity improvements by increasing the weighting of this measure from 5% in 2010 to 10% in 2011.

•	Emphasis on creating incremental value, measuring efforts made to implement new practices and procedures that improve the Company’s bottom line, as explained in greater detail on p. 25.

•	Continued improvement on our safety performance by targeting a 5% improvement over 2010 actual performance.

2011 PEP performance

Overall, for 2011 the Company achieved a total weighted performance for all goals of 105% of target, as summarized below.

	September 30,	September 30,	September 30,
Goal	Weighting of Goal (A)	Performance Achieved (B)	Payout Percentage (A x B)
Net Income	35%	95%	33.2%
Incremental Value	5%	50%	2.5%
O&M Cost Containment	15%	103%	15.5%
Customer	15%	Various	16.3%
Community/Environment	15%	Various	20.0%
Employee	15%	Various	17.5%

	100%		105.0%

Long-term incentive compensation (equity awards)

UniSource Energy believes that performance-based equity awards hold executive officers accountable for the long-term impact of their actions, which in turn aligns the interest of those executive officers with the interest of UniSource Energy’s shareholders. For 2011, executive officer long-term incentive awards were delivered solely in performance shares with vesting tied to achievement of three-year cumulative net income goals and the Company’s 3-year total shareholder return relative to the companies comprising the EEI Index. Cumulative net income focuses participants on profitability, which will be strongly influenced by the success of cost control initiatives during the three-year performance period. TSR measures the success of the execution of the Company’s operating and strategic plans, as reflected in shareholder value and measured by changes in the Company’s market capitalization and dividends paid to shareholders.

Long-term incentive compensation performance (2009-2011 performance period)

The 2009 long-term equity program was divided equally between stock options and performance shares. At the completion of the 2009-2011 performance period for the performance shares granted in 2009, executives vested in 75% of the target shares based on the Company’s relative total shareholder return in comparison to the companies comprising the EEI Index. Consistent with the Company’s pay for performance philosophy, the number of shares earned was below target as a result of the Company’s relative TSR for 2009 through 2011, which was at the 43rd percentile relative to the EEI Index.

Best Practices

The Named Executive compensation program is designed to reflect current “best practices” and discourage behaviors that could create material risk for UniSource Energy. The following examples illustrate those “best practices”:

•	stock ownership guidelines (as explained on page 29),

•	clawback provisions for cash and equity awards (as explained on page 29),

•	prohibition on hedging and pledging of Company stock (as explained on page 29),

•	“double trigger” equity vesting in the event of a change in control (as explained on page 40), and

•	elimination of CEO employment agreement upon expiration of initial term on December 31, 2011.

COMPENSATION PHILOSOPHY

Objectives of the Compensation Program

UniSource Energy, with the oversight of the Compensation Committee, provides a balanced total compensation program and ensures that a significant part of executive officer compensation is performance-based. Corporate goals are designed to focus executive officers and all non-union employees on successful execution of the Company’s strategy and annual operating plan. Our executive officer 2011 compensation consisted primarily of the following components:

Summary of 2011 Executive Officer Compensation Program

Compensation Component	Key Features	Purpose

Base Salary

Increases considered on a calendar year basis to align within the median range of our peer group (as described on page 20)

Intended to constitute a sufficient component of total compensation to discourage inappropriate risk-taking

Provide a fixed amount of cash compensation to our Named Executives

Short-term Incentive Compensation (Performance Enhancement Program or PEP)

Incentive plans are structured identically for executive and non-executive employees and across business units/functions, uniting all non-union employees in the achievement of common goals

All incentive plans are capped at no more than 150% of target, protecting against the possibility that executives take short-term actions not supportive of long-term objectives to maximize bonuses

Threshold net income performance must be achieved for other performance measures to payout above 50% of target

Motivate and reward achieving or exceeding organization short-term performance goals, reinforcing pay-for-performance Focus entire organization on key customer, operational and financial objectives

Long-Term Incentive (LTI) Compensation

LTI is delivered solely in performance shares with 50% of the shares tied to achievement of cumulative net income goals and 50% of the shares tied to achievement of relative TSR

Ultimate value earned from the LTI program is tied to both absolute and relative shareholder value and longer-term operating performance

Performance share earnout is capped at 150% of target

Opportunities for ownership and financial reward in support of the Company’s longer-term financial goals and stock price growth; also supports retention objective

Provides a link between compensation and long-term shareholder interests as reflected in changes in stock price

The Compensation Committee considers decisions regarding each component of pay in the context of each executive officer’s total compensation. For example, as discussed in the “Compensation Analysis” section on page 20, if the Compensation Committee increases an executive officer’s base salary, it also considers the resultant impact on short- and long-term performance-based incentive compensation and compares total compensation levels to competitive practice. The Compensation Committee does not directly consider the value of previous equity awards in setting current year total compensation opportunities, but does review the value of outstanding equity awards to assess the degree to which such awards support the Company’s performance motivation and shareholder alignment objectives.

Each of these components is described in more detail below and in the narrative and footnotes to the supporting tables. The following sections highlight how the above objectives are reflected in the Company’s compensation program.

In addition to the above direct compensation elements, Named Executives also participate in the same retirement, health and welfare plans and programs as do our other full-time non-bargaining unit employees.

Attracting, Retaining and Motivating Executive Talent

To attract, retain and motivate highly-skilled employees, UniSource Energy provides the Named Executives with compensation packages that are competitive with those offered by other electric and gas utility companies of comparable size and complexity and/or electric and gas utility companies thought to be competitors for executive talent.

The Compensation Committee generally targets total direct compensation for the Named Executives to be, on average, at the median market rates of selected comparable companies identified below under the “Compensation Analysis” section. Under this approach, newly promoted executives and those new to their role may be placed below the median to reflect their limited experience and evolving skill set. Similarly, executives with longer tenure and therefore an above-market skill set, or those executives who are sustained high performers over time and are most critical to the Company’s long-term success, may be placed above the median. We believe that this strategy enables us to successfully hire, motivate and retain talented executives while ensuring a reasonable overall compensation cost structure relative to our peers.

In addition to providing competitive direct compensation opportunities, the Company also provides certain indirect compensation and benefits programs that are intended to assist in attracting and retaining high quality executives. These programs include pension and retirement programs and are described in more detail below and in the narratives that accompany the tables that follow this Compensation Discussion and Analysis section.

Linking Compensation to Performance

UniSource Energy’s compensation program seeks to link the actual compensation earned by the Named Executives to their performance and that of the Company. UniSource Energy achieves this goal primarily through two elements of its compensation package: (i) short-term cash awards and (ii) equity-based compensation. To ensure that the executive officers are held accountable for achieving the Company’s financial, operational and strategic objectives and for creating shareholder value, the Company believes that the percentage of pay at risk should increase with the level of responsibility within the Company. The target amounts of performance-based pay programs (i.e., cash incentive and equity-based compensation) comprise approximately 50% to 70% of the total direct compensation opportunity for the Named Executives. Of the performance-based compensation, approximately 30-55% is short-term and 45-70% is long-term. Placing a greater emphasis on long-term performance-based compensation encourages executive officers to focus on the long-term impact of their actions. Non-variable compensation, such as benefits and perquisites, is de-emphasized in the total compensation program to reinforce the linkage between compensation and performance.

Balancing Risk and Reward to Align the Interests of the Company’s Named Executives with Stakeholders

UniSource Energy’s compensation program also seeks to align the interests of the Named Executives with those of the Company’s key stakeholders, including shareholders, customers, the community and employees. The Company uses the short-term incentive compensation component to focus the Named Executives on the importance of providing safe and reliable customer service, creating a safe work environment for employees and improving financial performance by linking a significant portion of their short-term cash incentive compensation to achievement of these objectives. The Company primarily relies on the equity compensation element of its compensation package to align the interests of the Named Executives with those of shareholders. Unisource Energy’s compensation strategy is intended to mitigate risk by emphasizing long-term compensation and financial performance measures correlated with shareholder value. UniSource Energy believes that executive officer accountability in the performance of the Company through equity-based compensation, together with the three-year vesting of stock-based awards and the stock ownership guidelines, result in compensation programs that do not encourage excessive risk-taking by management relating to the Company’s business and operations. In addition, the Compensation Committee has the ability to reduce short-term incentive compensation award payouts, in its sole discretion, based upon factors other than performance measures. In considering the design alternatives, the Compensation Committee continually evaluates the potential for unintended consequences of its compensation program.

Maximizing the Financial Efficiency of the Program

In structuring the total compensation package for the Named Executives, the Compensation Committee evaluates the accounting cost, cash flow implications and tax deductibility of compensation to mitigate financial inefficiencies to the greatest extent possible. For instance, as part of this process, the Compensation Committee evaluates whether compensation costs are fixed or variable and places a heavier weighting on variable pay elements to calibrate expense with the achievement of operating performance objectives and delivery of value to shareholders. In addition, the Compensation Committee takes into account the objective of having the incentive-based compensation components qualify for tax deductibility under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code, as amended (the “Code”). See discussion under “Impact of Regulatory Requirements” on page 31.

Adhering to Corporate Governance “Best Practices”

The Compensation Committee seeks to continually evaluate the executive officer compensation program in light of corporate governance “best practices.” For example, the Compensation Committee has established formal stock ownership guidelines that encourage each Named Executive to accumulate and hold a meaningful amount of Company stock. The short-term and long-term incentive compensation programs include a clawback provision, and the Change in Control Agreements no longer contain an excise tax gross-up provision, all of which are discussed in more detail below.

The Compensation Committee also reviews tally sheets and wealth accumulation analyses, which are designed to assist the Compensation Committee in evaluating the reasonableness of the compensation provided to Named Executives. Based on this review, the Compensation Committee concluded that the current program design supports the Company’s objectives and that no changes were warranted to the program at this time.

Compensation Analysis

To provide a foundation for the executive officer compensation program, UniSource Energy periodically benchmarks its Named Executives’ compensation levels and practices against a peer group of companies intended to represent the Company’s competitors for business and talent. The peer group, which is reviewed periodically and approved by the Compensation Committee, includes the 14 electric and gas utility companies named below that are comparable to UniSource Energy in terms of size, as measured by annual revenues and market capitalization (the “Peer Group”). For 2011, the following three companies were removed from the peer group due to differences in size and/or business model: AGL Resources, CH Energy and El Paso Corp. UniSource Energy’s revenues, total assets, net income and number of employees approximate the median of the Peer Group; market capitalization is below the 25th percentile.

2011 Peer Group

Avista Corp.	North Western Corp.	South Jersey Industries Inc.
Cleco Corporation	Piedmont Natural Gas Co.	Southwest Gas Corp.
DPL Inc.	Pinnacle West Capital Corp.	UIL Holdings Corp.
IDACORP Inc.	PNM Resources Inc.	Westar Energy Inc.
Northwest Natural Gas Co.	Portland General Electric Co.

Frederic W. Cook and Co., Inc., the independent consultant retained by the Compensation Committee, supplements the benchmark information annually with information relating to general market trends, changes in regulatory requirements related to executive officer compensation and emerging “best practices” in corporate governance. See discussion relating to compensation under “Compensation Consultant” on page 48.

ELEMENTS OF COMPENSATION

Base Salary

The Company uses base salary to provide each Named Executive a set amount of money during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in the best interests of the Company. The Company believes that competitive base salaries are necessary to attract and retain executive talent critical to achieving its business goals. In general, Named Executives’ base salaries are targeted to the median of the Peer Group described above. However, individual salaries can and do vary from the Peer Group median data based on such factors as (i) the competitive environment for Named Executives, and (ii) incumbent responsibilities, experience, skills and performance relative to similarly situated executive officers within the Company. Currently, all of the Named Executives’ salaries are within 10 percent of their comparable Peer Group median.

Increases to Named Executives’ base salaries are considered annually by the Compensation Committee. In approving base pay increases for Named Executives other than the CEO, the Compensation Committee also considers recommendations made by the CEO.

In February 2011, the Compensation Committee approved 2-3% base salary increases for the Named Executives, which were consistent with salary increases as a percent of salary for other non-bargaining unit Company employees. Base salary as a percentage of total compensation for the Named Executives ranges from approximately 30-50%. In addition, Mr. Hutchens received a base salary increase of 37.7% to $360,000.00 upon his promotion to Executive Vice President in March 2011; no further increase was made upon his promotion to President in December 2011. Additional information is provided in the Summary Compensation Table on page 33.

Short-Term Incentive Compensation (Cash Awards)

UniSource Energy’s short-term incentive compensation consists of cash awards under the Performance Enhancement Plan (“PEP”), which links a significant portion of the Named Executives’ annual compensation to the Company’s annual financial and operational performance.

Each year, before the end of the first quarter, the Compensation Committee establishes performance objectives that must be met in whole or in part before the Company pays PEP awards. The key performance objectives are tailored to drive behavior that supports the Company’s strategy of delivering safe, reliable service and value to customers and a fair return to shareholders. The Compensation Committee generally attempts to align the target opportunity for each Named Executive, stated as a percentage of base salary, with the median rate for equivalent positions at the Peer Group companies. In 2011, the target incentive opportunity for the Named Executives ranged from 40% to 80% of base salary, depending upon the Named Executive’s responsibilities (i.e., the greater the responsibility, the more pay at risk). As described more fully below, the actual amounts paid depend on the achievement of specified performance objectives and could range from 50% of the target award upon achievement of threshold performance to 147.5% of the target award upon achievement of exceptional performance.

Financial and Operating Performance Objectives-2011

The PEP performance targets and weighting are based on factors that are essential for the long-term success of the Company and are identical to the performance objectives used in its performance plan for other non-union employees. In 2011, the financial and operating objectives were (i) net income and incremental value; (ii) O&M cost containment; and (iii) customer, community/environment and employee goals, which include both quantitative and qualitative measures. The Compensation Committee selected the goals and individual weightings for the 2011 PEP to ensure an appropriate focus on profitable growth and expense control, as well as operational and customer service excellence, environmental leadership, and employee development. This approach encourages all employees to work toward common goals that are in the interests of UniSource Energy’s various stakeholders.

The 2011 PEP design was similar to the 2010 design. To continue to provide more clarity and focus on the Company’s business strategy, the 2011 goals were classified by the interests of the Company’s various stakeholders – shareholders, customers, the community and its employees.

The financial and other metrics for the Company’s 2011 Short-Term Incentive Compensation program were:

•	Net Income – 35%

•	Incremental Value – 5%

•	O&M Cost Containment – 15%

•	Customer, Community/Environment and Employee – 45%*

*

Customer, Community/Environment and Employee metrics were weighted at 50% in 2010 and 45% in 2009. The weighting was decreased for 2011 to 45% in order to make room for the new Incremental Value goal, which is weighted at 5%.

In developing the PEP performance targets, Company management compiles relevant data such as Company historic performance and industry benchmarks and makes recommendations to the Compensation Committee for a particular year, but the Compensation Committee ultimately determines the performance objectives that are adopted. Changes in the weighting of these goals were made to reflect adjustments in priorities for the year.

The 2011 financial performance objectives were:

Performance Objectives	Threshold	Target	Outstanding
Net Income	$102.8 million	$110.8 million	$123.6 million
Incremental Value	$3.3 million	$6.7 million	$13.5 million
O&M Costs	$267 million	$262 million	$257 million

The 2011 Customer, Community/Environment and Employee performance objectives were:

	Threshold	Target	Outstanding
Customer
Equivalent Availability Factor (“EAF”) – Generation Reliability – Annual	85.5% - 86.4%	86.5% - 87.4%	87.5% +
EAF – Generation Reliability – Summer	91.0% - 91.9%	92.0% - 92.9%	93.0% +
System Average Interruption Duration Index (“SAIDI”) Transmission/Distribution Reliability	90-105	75-90	< 75
Gas Distribution	2.51% - 2.70%	1.75% - 2.50%	< 1.75%

Community and Environmental
Employee Hours Volunteered	N/A	> 40,000	N/A
Renewable Energy*	2 BG / 2 CO	3 BG / 3 CO	4+ BG / 4+ CO
Energy Efficiency	Implement 2011 incentive recovery of up to 25% of lost fixed costs	ACC approved accounting order to defer recovery of lost fixed cost to next TEP rate case OR simultaneous implementation of EE rules w/ recovery mech	Order approving pre-rate case fixed cost recovery mechanism

Employees
OSHA Rate (Employee Safety Measure)	2.21 – 2.11	2.10 – 1.89	< 1.88
Productivity / Process Improvements	3 Processes Improved	4 Processes Improved	> 4 Processes Improved

*	BG = Break Ground; CO=Commercial Operation

Short-Term Incentive Award to the CEO

Because the CEO’s total compensation could exceed $1 million, Section 162(m) would deny the Company a tax deduction for the excess over $1 million, unless that excess compensation qualifies as “performance-based” compensation. To comply with the performance-based compensation requirements, and also allow the Compensation Committee to retain discretion to adjust the PEP award, if appropriate, the Compensation Committee used a modified approach from that described above for the Named Executives and other employees, requiring two separate steps to calculate the CEO’s short-term incentive award.

The first step involved the 2011 Omnibus Plan, which permits payment of cash awards up to $2 million. For the CEO’s short-term incentive award to qualify as performance-based compensation, Section 162(m) requires that the award be payable solely upon the attainment of performance goals. If the performance goals are achieved, Section 162(m) permits the Compensation Committee to pay the amount specified at the time of the award or to pay any lesser amount, but does not allow payment of any greater amount. For the CEO’s short-term incentive award, the Compensation Committee established, as a minimum target, the attainment of net income of at least $88.6 million for 2011, which, if achieved, would allow the Compensation Committee to pay the CEO the $2 million maximum permitted by the 2011 Omnibus Plan or any lesser amount; however, if the Company failed to achieve $88.6 million of net income, the CEO would not be entitled to any short-term incentive award payment, regardless of the achievement of other PEP performance objectives as described above. In this respect, the CEO’s performance objective differed significantly from objectives set for the awards to the other Named Executives. The CEO’s award had an absolute minimum performance level that must have been achieved before the CEO received any payment, whereas if the Company failed to achieve the minimum performance on the net income objective set under the PEP, the other Named Executives could have still received a payment based on the attainment of the remaining performance objectives. Solely for purposes of this first step of determining the CEO’s short-term incentive award, the Compensation Committee felt it was appropriate to set the CEO’s net income performance objective below the net income threshold used for the other Named Executives, because of the increased importance of the CEO’s net income target, the increased risk related to that target, and the desire to comply with the performance-based compensation requirement of Section 162(m).

The second step for determining the CEO’s short-term incentive award involved applying negative discretion in the form of the PEP performance objectives and methodology. Once the Company achieved the minimum performance objective established pursuant to the 2011 Omnibus Plan for the CEO to receive any payment, the amount of the CEO’s payment, including whether the CEO received the minimum, target or maximum amount as a percentage of base salary, would be determined using the same PEP performance objectives and methodology as described above for the other Named Executives.

2011 PEP Results

Summary:

Overall, the results for 2011 produced a total weighted performance for all goals of 105.0% of target performance, as summarized in Table A below. The Compensation Committee approved an overall PEP payout of 105.0% of target awards for all participants, subject to adjustment of individual awards for individual performance. While individual performance is a factor in determining a PEP award, the sum total of Company awards does not exceed the total PEP funding of 105.0%. Additionally, Mr. Bonavia was eligible for a payment of his annual incentive award because the Company exceeded the minimum threshold of $88.6 million of net income necessary for him to receive a payment.

Table A: Summary of 2011 PEP Results

	September 30,	September 30,	September 30,
Goal	Weighting of Goal (A)	Percentage of Target Performance Achieved (B)*	Payout Percentage (A x B)
Net Income	35%	95%	33.2%
Incremental Value	5%	50%	2.5%
O&M Cost Containment	15%	103%	15.5%
Customer/Community/Environmental/Employee	45%	Various	53.8%

	100%		105.0%

*	Additional detail provided below

Net Income Goal:

In 2011, the Company achieved $110.0 million of net income, which was 95% of the target level of performance. Table B, below, reflects the net income goal, which ranged from $102.8 million (threshold) to $123.6 million (exceptional), and the corresponding payout levels, which ranged from 50% to 150% of the target award, as well as the actual net income achieved for 2011. Net income must have been more than $102.8 million to produce a payout. According to the guidelines set by the Compensation Committee, which required interpolating on a straight-line basis, the achievement of $110.0 million in net income resulted in a payout level of 95% of the target amount for that performance objective.

Table B: Net Income

Incremental Value Goal:

New for 2011 is the Incremental Value Goal, worth 5% at target in total. The purpose of this goal is to continue to drive improvement of the Company’s bottom line results by employees by encouraging departments to look for new ways to either increase revenue or reduce expenses. Incremental Value is measured by any increase in incremental annual pre-tax income by implementing these profit improvements. Profitability of any individual effort is measured over a 12-month period from date of implementation.

Table C, below, reflects the incremental value goal, which ranged from $3.3 million (threshold) with a payout value of 50%, to $6.7 million (target) with a payout value of 100%, to $13.5 million (exceptional) with a payout value of 150%. Incremental value must have been more than $3.3 million to produce a payout. Because straight-line interpolation is not used in the calculation of results on this measure between threshold and target or target and exceptional, an achievement of $6.1 million in incremental value, well above the threshold level of performance but below the target level of performance, resulted in a payout level of 50% for this performance objective.

Table C: Incremental Value

O&M Cost Containment Goal:

The Company achieved an O&M spending level for 2011 of $261.7 million, which was slightly better than the target level of performance. This accomplishment was made possible by carefully managing O&M costs in ways that did not compromise safe, reliable current and future utility service. O&M is defined for purposes of a PEP calculation as the sum of O&M expenses for our TEP and UES operations, excluding (1) any reimbursable items for O&M costs incurred by TEP for operating Units 3 and 4 at the Springerville Generating Station; (2) reimbursable O&M expenses for renewable (REST) and demand side management (DSM) programs; and (3) any PEP accrued expense. TEP operates Unit 3 for Tri-State Generation and Transmission Association, who leases the unit from financial owners, and Unit 4, which is owned by Salt River Project Agricultural Improvement and Power District.

Table D, below, reflects the O&M cost containment goal, which ranged from $267 million (threshold) to $257 million (exceptional), and the corresponding payout levels, which ranged from 50% to 150% of the target award, as well as the O&M spending level achieved for 2011. O&M spending must have been less than $267 million to produce a payout.

According to the guidelines set by the Compensation Committee, which required interpolating on a straight-line basis, the achievement of slightly higher than the target level of performance of the O&M spending target resulted in a payout level of 103% of the target amount for that performance objective.

Table D: O&M Cost Containment

Customer Goals:

•

Equivalent Availability Factor (EAF): The reliability of our plant performance is critical to our customers, therefore an Annual and a Summer measure are used in measuring the reliability of our coal generation fleet. Generally, TEP’s EAF averages 2-4% above industry averages, primarily due to the strong performance of our Springerville, Sundt, and Navajo Units. Additionally, our scheduled and planned outages are usually shorter in duration than other similar units/plants.

•

System Average Interruption Duration Index (SAIDI): This reliability measure in our Transmission and Distribution business area is a good outage duration performance measure, as it tracks the length or duration of outages across all customers, giving UNS a focus on reducing the outage time a customer experiences. UniSource Energy generally compares well to industry ranges given by the EEI.

•

Gas Distribution, used by UNS Gas, measures total underground leaks per main distribution mile and is a metric that indicates how well our system is performing. UNS Gas performs much better than industry averages, due to our relatively new system and the materials used in piping. Additionally, our commitment to repairing all leaks annually and performing annual leak surveys in high risk areas are both well above industry norms.

Community and Environment Goals:

•

Volunteer Commitment: UniSource Energy’s volunteer program is a critical component to the communities we serve. Since 2005, our employees volunteer, on average, about 22 hours per year. The spirit of volunteering is interwoven into the corporate culture, with participation from both management and union and non-union employees. The U.S. Bureau of Labor Statistics reports that about one-third of employees in the private sector volunteer with nonprofits, whereas about one-half of UNS employees participate in volunteer activities.

•

Renewable Energy: UniSource Energy has specific targets set by the Arizona Corporation Commission (“ACC”) mandating that part of our future generation needs will come from renewable-type resources. This goal measures the number of renewable construction projects that are underway and in operation for the year.

•

Energy Efficiency: While UniSource Energy has renewable energy goals and works diligently to realize the mandates set by the ACC, it is also recognized that the renewable energy goals may work in conflict with existing revenue mechanisms or result in lost revenue for the Company. Therefore, this goal balances other objectives by providing an incentive to achieve energy efficiency by either implementing new rules with revenue recovery mechanisms or getting an approved rate order to defer recovery of lost revenue into the next TEP rate case.

Employee Goals:

•

Safety: Our measure tracks the OSHA Recordable Incident Rate, which is a good indicator of a company’s safety efforts. Over the past five years, almost all divisions of UNS have performed better than industry averages, and we believe significant improvement in the area of safety is largely due to an increased focus on safety and the development and implementation of a company-wide, comprehensive safety strategy.

•

Fostering a Culture of Productivity and Process Improvements: UNS identified four areas of focus in 2011 to continue our efforts of bringing productivity and process improvements as an important component of our culture. We identified specific targeted areas of process improvement in 2011: Information Technology’s Work Management Systems, Safety, Vegetation Management and Renewable Energy.

Table E, below, reflects the final achievement at the various levels of performance for the Customer, Community/Environment and Employee goals. According to the guidelines set by the Compensation Committee, the achievement of these goals yielded a result of 53.8% for this combination of performance objectives.

Table E: Customer / Community / Environmental / Employee Goals

	September 30,	September 30,	September 30,	September 30,
	Weight	Actual Result	Final Value	Totals
Customer (15% Weighting)
EAF – Generation Reliability – Annual	2.5%	Target	2.5%
EAF – Generation Reliability – Summer	2.5%	Exceptional	3.75%
System Average Interruption Duration Index (“SAIDI”) Transmission/Distribution Reliability	5.0%	Threshold	2.5%
Gas Distribution Reliability	5.0%	Exceptional	7.5%

Subtotal: Customer Goal				16.3%

Community and Environmental (15% Weighting)
Employee Hours Volunteered*	5.0%	Target	5.0%
Renewable Energy	5.0%	Exceptional	7.5%
Energy Efficiency	5.0%	Exceptional	7.5%

Subtotal: Community and Environmental Goal				20.0%

Employees (15% Weighting)
OSHA Rate (Employee Safety Measure)	5.0%	Exceptional	7.5%
Productivity / Process Improvements	10.0%	Target	10.0%

Subtotal: Employees Goal				17.5%

Total Percentage for Customer / Community / Environment / Employee Goals:				53.8%

*

The maximum goal for Employee Hours Volunteered was capped at “Target.” Nevertheless, UniSource Energy’s employees exceeded the Target of 40,000 volunteer hours by nearly 25%, donating 49,971 volunteer hours to a broad range of charitable organizations in 2011.

As in prior years, the Company’s internal audit department conducted an annual audit to verify the reported results of the Company’s performance on its PEP goals for 2011. The internal audit department verified that the reported results were accurate and reported its findings to the Compensation Committee.

The amounts of the 2011 PEP awards paid to each of the Named Executives are listed in the “Summary Compensation Table” on page 33.

Long-Term Incentive Compensation (Equity Awards)

UniSource Energy believes that equity awards, in tandem with the Company’s executive officer stock ownership guidelines discussed below, encourage ownership of UniSource Energy stock by executive officers and hold executive officers accountable for the long-term impact of their actions, which in turn aligns the interest of those executive officers with the interest of UniSource Energy’s shareholders. In addition, the vesting provisions applicable to the awards encourage a focus on long-term operating performance, link compensation expense to the achievement of multi-year financial results and help to retain executive officers.

The long-term incentive (“LTI”) opportunity for each Named Executive is based on a percentage of salary. The 2011 LTI multiples are 150% of base salary for the CEO, which is consistent with the median of the market, and 100% of base salary for each other Named Executives, other than Mr. Hutchens’s LTI opportunity, which was 40% of base salary. The values of the Named Executives’ long-term incentives, as a percentage of salary, are between median and the 75th percentile of the Peer Group. Following his promotion to the position of President of UNS and its subsidiaries in December 2011, Mr. Hutchens’s LTI opportunity, which was not adjusted during 2011, was increased to a multiple of 125% of base salary for 2012 LTI awards.

2011 Program

Performance share awards granted in 2011 will be paid, along with dividend equivalents (to the extent that the performance shares become earned and vested), at the end of the three-year performance period ending in 2013, based on the following equally-weighted performance targets:

TSR Performance Criteria

September 30,
TSR Percentile Rank	Payout as a Percent of Target Award
75th percentile and above	75.0%
60th percentile – 74th percentile	62.5%
50th percentile – 59th percentile	50.0%
40th percentile – 49th percentile	37.5%
35th percentile – 39th percentile	25.0%
Below 35th percentile	0.0%

Cumulative Net Income Performance Criteria

	September 30,	September 30,
Degree of Performance Attainment	Three-Year Cumulative Net Income	Payout as a Percent of Target Award Earned
Outstanding	$394 million	75.0%
Target	$358 million	50.0%
Threshold	$322 million	17.5%
Less than Threshold	< $322 million	0.0%
	Intermediate payouts determined by interpolation.

Equity Grant Timing and Practice

Generally, during the first quarter following the close of a fiscal year, the Compensation Committee approves and grants the long-term incentive awards for that year, including the type of equity to be granted, as well as the size of the awards for Named Executives. In determining the type and aggregate size of awards to be provided, as well as the performance metrics that will apply, the Compensation Committee considers the strategic goals of the Company, trends in corporate governance, accounting impact, tax deductibility, cash flow considerations, the impact on EPS and the number of shares that would be required to be allocated for the award and the resulting impact to shareholders. The timing of awards is not coordinated with the release of material non-public information.

CLAWBACK PROVISION FOR VARIABLE COMPENSATION

Consistent with current “best practices,” all short- and long-term incentive compensation awards approved after 2009 are subject to a clawback provision. The clawback provision may apply to the income derived from the financial component of the PEP and the cumulative net income-based performance shares in the event of a restatement of financial results that, in the view of the Compensation Committee, results from intentional misconduct or intentional error. The Compensation Committee has discretion to determine to whom the clawback will apply and the amount subject to clawback, if such repayment is determined to be necessary. This clawback provision will be updated to conform to the final regulations implementing the Dodd-Frank Act when they are published.

STOCK OWNERSHIP POLICY

To further align management and shareholder interests, the Company maintains a formal Stock Ownership Policy (the “Policy”), which encourages all executive officers to accumulate a substantial ownership stake in Company shares. The Policy has the following key features:

•

Participants are encouraged to accumulate Company shares with a target value of a multiple of their base salary, ranging from one times base salary for a Vice President, three times for the President or a Senior Vice President and five times for UniSource Energy’s CEO.

•

If a participant has not yet reached the applicable target ownership requirement, he or she is expected to retain a portion of the net after-tax shares acquired from any stock option exercise, vesting of restricted stock or earnouts related to the performance share award program. The applicable retention rates are 100% for the CEO, 50% for the President or a Senior Vice President and 25% for a Vice President.

•	Unexercised stock options, unvested stock options and unearned performance shares do not count towards meeting the ownership guidelines.

The Policy was adopted in 2005. Annually, management provides a report to the Compensation Committee regarding the number and value of the shares held by each executive officer subject to the guidelines. As of December 31, 2011, all of the Named Executives have achieved their target ownership level, other than Mr. Bonavia and Mr. Hutchens, who were either hired or promoted recently and are making progress toward complying with the guideline. There is no specific time requirement for meeting the guideline.

PROHIBITION OF HEDGING AND PLEDGING

In addition, in order to discourage short-term or speculative transactions involving its stock, UniSource Energy maintains an anti-hedging policy that prohibits its directors, officers and employees from (i) trading in securities on a short-term basis, (ii) short sales, and (iii) buying or selling puts and calls. UniSource Energy also adopted in early 2012 an anti-pledging policy that (1) prohibits directors and officers from pledging Company securities as collateral to secure debt or engaging in transactions where the Company’s securities are held in a margin account, and (2) strongly encourages all other Company employees to avoid such transactions.

ELEMENTS OF POST EMPLOYMENT COMPENSATION

Termination and Change in Control

The Compensation Committee has determined that it is in the Company’s and shareholders’ best interest to enter into change in control agreements with its executive officers in order to attract highly qualified executives and to retain those executives through any future challenges that might arise. In March 2011, following the promotion of Mr. Hutchens to Executive Vice President, TEP amended his Change in Control Agreement to increase his severance multiple from 1 time to 1.5 times. Mr. Hutchens was promoted from Executive Vice President to President in December 2011; his Change in Control Agreement was not modified again as a result of this promotion. An Employment Agreement for Mr. Bonavia and Change in Control Agreements for Messrs. DeConcini and Larson and Ms. Kissinger were already in place at that time. Mr. Bonavia’s Employment Agreement expired on December 31, 2011, and TEP entered into a Change in Control Agreement with Mr. Bonavia effective on January 1, 2012, which provided the same change in control benefits provided to Mr. Bonavia under his employment agreement. All of these agreements were designed to be consistent with contemporary “best practices,” such as double trigger severance payments and equity vesting and no excise tax gross-ups. Severance multiples range from 2 times for the CEO, to 1.5 times for the President and Senior Vice Presidents to 1 time for a Vice President.

Following the expiration of Mr. Bonavia’s Employment Agreement, the Company no longer has any employment agreements with its officers. Generally speaking, the Company does not enter into or extend employment agreements with current officers and instead only uses employment agreements when needed as a recruiting mechanism for a new officer.

UniSource Energy also maintains a severance pay plan for all the Company’s non-union employees, including its Named Executives, which continues the Company’s historical practice of providing severance pay in certain termination situations without a change in control and provides consistency in that practice. Following expiration of his employment agreement on December 31, 2011, Mr. Bonavia is covered under the severance pay plan and is provided the same severance benefits as were provided under his employment agreement.

These various agreements are discussed in detail in the “Potential Payments Upon Termination or Change in Control” section beginning on page 39.

Retirement and Other Benefits

Benefits Generally

The Company offers retirement and other core benefits to its employees, including the Named Executives, in order to provide them with a reasonable level of financial support in the event of illness or injury and to enhance productivity and job satisfaction. The benefits are the same for all employees and Named Executives and include medical and dental coverage, disability insurance and life insurance. In addition, the Tucson Electric Power Company 401(k) Plan (the “401(k) Plan”) and the Tucson Electric Power Company Salaried Employees Retirement Plan (the “Retirement Plan”) provide a reasonable level of retirement income reflecting employees’ careers with the Company. All employees, including Named Executives, participate in these plans; the cost of these benefits (other than the Retirement Plan) is partially borne by the employee, including each Named Executive.

To the extent that any executive officer’s retirement benefit exceeds Code limits for amounts that can be paid through a qualified plan, the Company also offers non-qualified retirement plans, including the Tucson Electric Power Company Excess Benefit Plan (the “Excess Benefit Plan”) and the Management and Directors Deferred Compensation Plan (the “DCP”). These plans provide only the difference between the calculated benefits and Code limits. These benefits are not tied to any formal individual or Company performance criteria but are intended to enhance the attraction and retention value of the executive officer compensation program and are consistent with similar competitive compensation benefits made available to executives in the industry. UniSource Energy believes the DCP and the Excess Benefit Plan assist with the Company’s attraction and retention objectives. The DCP provides an industry-competitive and tax-efficient benefit to the executive officers. The DCP is not funded by the Company and participants have an unsecured contractual commitment by the Company to pay amounts owed under the DCP. The Excess Benefit Plan provides the retirement benefits to executive officers that would have been provided under the Retirement Plan if the Code limitations did not apply. For more information on retirement and certain related benefits, see the discussion following the “Pension Benefits Table” on page 37 and the “Non-Qualified Deferred Compensation Table” on page 39.

IMPACT OF REGULATORY REQUIREMENTS

Under Section 162(m), compensation in excess of $1,000,000 paid during any year to the CEO and the three other most highly compensated executive officers (other than the CFO) will not be deductible for federal income tax purposes unless the compensation is awarded under a performance-based plan approved by the shareholders and satisfies certain other requirements. To the extent that the Company complies with the performance-based compensation provision of Section 162(m), the awards granted to the CEO and other Named Executives are tax deductible by the Company. The Company believes that all executive officer compensation earned in 2011 will be tax deductible.

The Compensation Committee believes that it is in the best interest of the Company to receive maximum tax deductibility for compensation paid to the Named Executives, although to maintain flexibility in compensating Named Executives in a manner designed to promote varying corporate goals, the Compensation Committee may award compensation that is not fully deductible under certain circumstances. The Company’s compensation plans reflect the Compensation Committee’s intent and general practice to pay compensation that the Company can deduct for purposes of federal income tax. Executive officer compensation decisions, however, are multifaceted. The Compensation Committee reserves the right to pay amounts that are not tax deductible to meet the design goals of UniSource Energy’s executive officer compensation program.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section required by Item 402(b) of SEC Regulation S-K and contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and the 2012 Proxy Statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Barbara M. Baumann, Chair

Lawrence J. Aldrich

Harold W. Burlingame

Robert A. Elliott

Louise L. Francesconi

Warren Y. Jobe

Ramiro G. Peru

Joaquin Ruiz

MINIMIZING COMPENSATION RISK

The Compensation Committee engages in a thorough compensation risk assessment process, which was conducted by an independent executive compensation consultant in conjunction with management, in order to review UniSource Energy’s compensation policies and practices to determine whether any risks could have a material adverse impact on the Company. On the basis of that review, the Committee has determined that UniSource Energy’s compensation policies and practices do not create any risks that are reasonably likely to have a material adverse impact on the Company.

The Company compensation program includes the following features, which help reduce the likelihood of behaviors that could create material risk for UniSource Energy:

•	Appropriate pay philosophy, peer group and market positioning to support business objectives

•	Effective balance of:

•	Cash and equity

•	Short- and longer-term performance

•	Performance objectives with a reasonable probability of achievement

•	Use of multiple performance metrics in the annual and longer-term incentive programs

•	Focus on profitability, operational efficiency, and other non-financial metrics, as well as absolute and relative stock price appreciation

•	Discretion for Compensation Committee to reduce amounts earned based on subjective evaluation of quality of earnings, individual performance, etc.

•	Meaningful risk mitigators, including stock ownership guidelines, claw-back provisions, anti-hedging/pledging policies and independent Compensation Committee oversight

The Compensation Committee believes that these features adequately and appropriately deter behaviors that could create material risk for the Company.

SUMMARY COMPENSATION TABLE – 2011

The following table sets forth summary compensation information for the years ended December 31, 2009, December 31, 2010, and December 31, 2011 for the Company’s Named Executives:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Name and Principal Position	Year ($)	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Paul J. Bonavia Board Chair and Chief Executive Officer	2011 2010 2009	623,769 611,815 593,327	904,192 928,578 245,995	0 0 297,342	526,932 546,400 599,800	220,069 176,806 70,550	16,500 16,500 154,932	2,291,462 2,280,099 1,961,946
David G. Hutchens President	2011	336,173	99,841	0	189,000	249,586	15,627	890,227
Kevin P. Larson Senior Vice President, Treasurer and Chief Financial Officer	2011 2010 2009	339,954 333,439 339,027	328,350 337,328 167,830	0 0 162,026	185,000 185,000 204,300	481,760 263,910 36,310	15,297 15,504 15,256	1,350,361 1,135,181 924,749
Michael J. DeConcini Senior Vice President, Operations	2011 2010 2009	348,746 342,027 344,417	336,787 345,977 169,992	0 0 164,625	176,000 183,000 220,000	458,173 205,852 10,016	16,193 15,891 15,499	1,335,899 1,092,747 924,549
Karen G. Kissinger Vice President, Controller and Chief Compliance Officer	2011 2010 2009	267,597 262,468 267,359	258,039 265,661 137,265	0 0 127,574	108,000 112,000 138,000	266,008 212,916 8,869	12,541 12,311 12,031	912,185 865,356 691,098

(1)

The amounts included in the “Stock Awards” column reflect the grant date fair value. The amounts included in the “Option Awards” column reflect the full grant date fair value, disregarding estimates of forfeitures related to service-based vesting conditions. The amounts included in both of these columns are calculated in accordance with FASB ASC Topic 718. The Company’s FASB ASC Topic 718 assumptions used in these calculations are set forth on pages 137-142 of the Company’s annual report on Form 10-K filed with the SEC on February 28, 2012, and available on its website www.UNS.com. Because the stock awards are subject to performance-based vesting conditions, the amounts in the column reflect the probable outcome, excluding the effect of forfeitures. The maximum value for the 2011 performance share stock award, which is based on the closing price per share on the grant date, is $1,411,256 for Paul Bonavia, $155,831 for David G. Hutchens, $512,486 for Kevin P. Larson, $525,655 for Michael J. DeConcini and $402,746 for Karen G. Kissinger.

(2)	The 2011 PEP awards included in this column were paid during the first quarter of 2012.

(3)

This column reflects the change in the actuarial present value of the accumulated benefit under all defined benefit plans (the Retirement Plan and Excess Benefit Plan). The present value of accumulated benefits payable is reflected in the “Pension Benefits” table on p. 37. UniSource Energy does not pay “above market” interest on non-qualified deferred compensation; therefore, this column reflects change in pension value only. See the discussion of the non-qualified DCP beginning on page 38.

(4)	The amounts in the “All Other Compensation” column include the following payments that UniSource Energy made on behalf of the Named Executives:

	September 30,	September 30,	September 30,	September 30,	September 30,
Name	Year	Qualified Plan 401(k) Matching Contributions ($)	Non-Qualified Plan 401(k) Matching Contributions – Contributed in 2011 ($)	Charitable Contributions	Total ($)
Paul J. Bonavia	2011	11,025	5,475	0	16,500
David G. Hutchens	2011	11,025	4,102	500	15,627
Kevin P. Larson	2011	11,025	4,272	0	15,297
Michael J. DeConcini	2011	11,025	4,668	500	16,193
Karen G. Kissinger	2011	11,025	1,016	500	12,541

The amounts in the “Charitable Contributions” column represent charitable gifts made by the Board on behalf of the Named Executives to a charity of each Named Executive’s choice. These amounts are reported in the year in which the Company committed to the contribution, even though the amount may not have been actually paid until a later year.

GRANTS OF PLAN-BASED AWARDS – 2011

The following table sets forth information regarding plan-based awards to the Company’s Named Executives in 2011. The compensation plans under which the grants in the following table were made are generally described in the “Compensation Discussion and Analysis” section, beginning on page 15, and include the PEP, which provides for non-equity (cash) performance awards, and the 2011 Omnibus Plan, which provides for equity-based performance awards including stock options and performance shares.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
PAUL J. BONAVIA
PEP	3/7/2011	250,920	501,840	752,760
Performance Share	3/7/2011				10,931	25,720	38,580	904,192
DAVID G. HUTCHENS
PEP	3/7/2011	90,000	180,000	270,000
Performance Share	3/7/2011				1,207	2,840	4,260	99,841
KEVIN P. LARSON
PEP	3/7/2011	85,470	170,939	256,409
Performance Share	3/7/2011				3,970	9,340	14,010	328,350
MICHAEL J. DECONCINI
PEP	3/7/2011	87,680	175,360	263,040
Performance Share	3/7/2011				4,072	9,580	14,370	336,787
KAREN G. KISSINGER
PEP	3/7/2011	53,822	107,644	161,467
Performance Share	3/7/2011				3,120	7,340	11,010	258,039

(1)

The amounts shown in this column reflect the range of payouts (50%-150% of the target award) for 2011 performance under the PEP, as described in the “Short-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” (“CD&A”), above. These amounts are based on the individual’s current salary and position. The amount of cash incentive actually paid under the PEP for 2011 is reflected in the “Summary Compensation Table” above.

(2)

The amounts shown in this column reflect the range (35%-150% of the target award) of payouts in the form of performance shares targeted for 2011 performance under the 2006 Omnibus Plan for long-term incentive compensation, as described in the “Long-Term Incentive Compensation” section of the CD&A, above.

The 2011 target Long Term Incentive Program (“LTIP”) award was 150 % of base salary for the CEO and 100% for each of the other Named Executives, except for Mr. Hutchens, whose LTIP award was 40% of base salary in 2011 at the time the shares were granted. Accordingly, each Named Executive received a LTIP target award of a number of performance shares equal to the executive’s base salary multiplied by the applicable multiple (e.g., 150% for CEO), divided by the grant date fair market value of a share of UniSource Energy’s common stock ($36.58), rounded down to the nearest 10 shares. For example, the CFO’s 2011 base salary (and LTIP target award) was $341,879. That amount divided by $36.58, and rounded down to the nearest 10 shares, resulted in an LTIP target award of 9,340 performance shares.

The actual number of shares issued at the end of the performance period depends on the Company’s performance relative to the two performance criteria described in the CD&A, as shown by the charts on page 28. The two performance criteria operate independently; a Named Executive may receive a payment on account of one of the criteria without regard to performance on the other criteria.

(3)

The amounts included in the “Grant Date Fair Value” column reflect the grant date fair value calculated in accordance with FASB ASC Topic 718, based on the probable outcome of performance conditions, excluding the effect of forfeitures. The Company’s FASB ASC Topic 718 assumptions used in these calculations are set forth on pages 137-142 of the Company’s annual report on Form 10-K filed with the SEC on March 1, 2011. For more information about these awards, please refer to footnote 1 of the Summary Compensation Table on page 33 and the discussion beginning on page 27 of the CD&A, above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2011

The following table summarizes the number of securities underlying outstanding plan awards for each Named Executive as of December 31, 2011.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Name	Option Awards (1)					Stock Awards (2)
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Paul J. Bonavia
	2/12/2009	39,960	19,980	26.11	2/12/2019
	2/12/2009					8,535	316,477
	2/11/2010					22,982	848,495
	3/7/2011					12,556	463,568
David G. Hutchens
	3/20/2007	10,550		37.88	3/20/2017
	2/27/2008	8,190		26.18	2/27/2018
	2/12/2009	5,726	2,864	26.11	2/12/2009
	2/12/2009					2,325	86,211
	2/11/2010					2,554	94,294
	3/7/2011					1,343	49,584
Kevin P. Larson
	5/5/2006	19,910		30.55	5/5/2016
	3/20/2007	16,960		37.88	3/20/2017
	2/27/2008	35,890		26.18	2/27/2018
	2/12/2009	21,773	10,887	26.11	2/12/2019
	2/12/2009					5,823	215,916
	2/11/2010					8,349	308,245
	3/7/2011					4,560	168,337
Michael J. DeConcini
	5/9/2003	8,137		17.84	5/9/2013
	5/5/2006	19,910		30.55	5/5/2016
	3/20/2007	16,960		37.88	3/20/2017
	2/27/2008	36,460		26.18	2/27/2018
	2/12/2009	22,120	11,060	26.11	2/12/2019
	2/12/2009					5,898	218,697
	2/11/2010					8,563	316,146
	3/7/2011					4,677	172,656
Karen G. Kissinger
	5/5/2006	15,790		30.55	5/5/2016
	3/20/2007	13,400		37.88	3/20/2017
	2/27/2008	28,820		26.18	2/27/2018
	2/12/2009	17,140	8,570	26.11	2/12/2019
	2/12/2009					4,762	176,574
	2/11/2010					6,609	244,004
	3/7/2011					3,584	132,303

(1)

All options listed above were granted with an exercise price equal to 100% of the fair market value on the grant date, vest in one-third increments on each of the first, second and third anniversaries of the grant date, and expire after 10 years.

(2)	Performance shares vest, if at all, after three years based on the achievement of performance of the cumulative goals over the applicable three-year period.

(3)

The values shown for the performance share awards, based on performance through December 31, 2011, are the threshold amounts, except for the portion of the 2010 award that will vest if at all based on cumulative net income, which is shown at the target amount.

The amounts shown for the February 12, 2009, award reflect the actual performance for the performance period that ended December 31, 2011 and which will be paid out within 2 1/2 months following the end of the performance period.

OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to the options exercised by the Company’s Named Executives and stock awards that vested during the year ended December 31, 2011.

	September 30,	September 30,	September 30,	September 30,
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(3)
David G. Hutchens			1,980	71,418
Kevin P. Larson	25,000	451,012	8,715	314,350
Michael J. DeConcini	40,000	735,382	8,850	319,219
Karen G. Kissinger			6,870	247,800

(1)

Of shares exercised, the following numbers of shares were due to the options that otherwise would have expired on January 1, 2012: Michael J. DeConcini exercised and sold 40,000 shares, and Kevin P. Larson exercised 25,000 shares and sold 24,500 shares, retaining the remaining 500 shares.

(2)

For options that are exercised in cashless transactions, UniSource Energy bases this value on the spread between the exercise price and the fair market value of the shares at the time of exercise, which for this purpose is the actual price at which the shares of common stock are sold in the market. For options that are exercised and retained by the Named Executive, the Company bases this value on the spread between the exercise price and the actual market price of UniSource Energy’s common stock at the time of exercise.

(3)	These shares represent the shares earned for the 2008 long-term incentive award that ended on December 31, 2010 and approved by the Compensation Committee on February 10, 2011.

PENSION BENEFITS

The following table shows the present value of accumulated benefits payable to each of the Named Executives, including the number of years of service credited to each such Named Executive, under each of the Retirement Plan and the Excess Benefit Plan determined using interest rate and mortality rate assumptions used in the Company’s financial statements as set forth on pages 129-137 of the Company’s annual report on Form 10-K. Information regarding the Retirement Plan and the Excess Benefit Plan can be found under the heading “Retirement and Other Benefits” on page 30.

	September 30,	September 30,	September 30,	September 30,
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Paul J. Bonavia	Tucson Electric Power Salaried Employees Retirement Plan (1)	3.00	115,075	0
	Tucson Electric Power Excess Benefit Plan (2)	3.00	352,350	0

	September 30,	September 30,	September 30,	September 30,
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David G. Hutchens	Tucson Electric Power Salaried Employees Retirement Plan (1)	16.50	463,282	0
	Tucson Electric Power Excess Benefit Plan (2)	16.50	225,739	0
Kevin P. Larson	Tucson Electric Power Salaried Employees Retirement Plan (1)	26.83	1,217,148	0
	Tucson Electric Power Excess Benefit Plan (2)	26.83	1,283,670	0
Michael J. DeConcini	Tucson Electric Power Salaried Employees Retirement Plan (1)	23.08	900,076	0
	Tucson Electric Power Excess Benefit Plan (2)	23.08	1,145,509	0
Karen G. Kissinger	Tucson Electric Power Salaried Employees Retirement Plan (1)	21	904,411	0
	Tucson Electric Power Excess Benefit Plan (2)	21	711,647	0

(1)

The Retirement Plan is intended to meet the requirements of a qualified benefit plan for Code purposes, and is funded by the Company and made available to all eligible employees. The Retirement Plan provides an annual income upon retirement based on the following formula:

1.6% x years of service (up to 25 years) x final average pay

Final average pay is calculated as the average of basic monthly earnings on the first of the month following the employee’s birthday during the five consecutive plan years in which basic monthly earnings were the highest, within the last 15 plan years before retirement. Basic monthly earnings means the monthly base salary prior to any reduction for contributions to a Code § 401(k) plan, but excluding overtime pay, bonuses or other compensation. Years of service are based on years and months of employment. A Retirement Plan participant is fully vested in his or her retirement benefit after five years of service. The maximum benefit available under the Retirement Plan is an annual income of 40% of final average pay (as defined above). Plan compensation for purposes of determining final average pay is limited by compensation limits under Code Section 401(a)(17). For 2011, the limit was $245,000 in annual income. Employees are eligible to retire early with an unreduced pension benefit if (i) the combination of their age and years of service equals or exceeds 85, or (ii) they are age 62 and have completed 10 years of service. Employees are also eligible for early retirement with a reduced pension benefit at age 55 with at least 10 years of service. The reduction at age 55 with 10 years of service is 42.6% and continues to be reduced at a lesser amount up to age 62, at which point there is no reduction. All optional forms of the benefit are actuarially equivalent.

(2)

The Retirement Plan is subject to Code limitations on the amount of compensation that can be taken into account and on the amount of benefits that can be provided. The Excess Benefit Plan provides the retirement benefits to executive officers that would have been provided under the Retirement Plan if the Code limitations did not apply. The Excess Benefit Plan retirement benefit is calculated generally using the same pension formula as the Retirement Plan formula but with some modifications. Compensation for purposes of the Excess Benefit Plan is determined without regard to Code limits on compensation and by including voluntary salary reductions to the DCP and any annual incentive payment received under the PEP. The retirement benefit payable from the Excess Benefit Plan is reduced by the benefit payable to that person from the Retirement Plan. Full vesting occurs after five years of service. Benefits are payable in a lump sum or annuity, at the participant’s election.

NON-QUALIFIED DEFERRED COMPENSATION

UniSource Energy sponsors the DCP for directors, executive officers and certain other employees of UniSource Energy. Under the DCP, employee participants are allowed to defer on a pre-tax basis up to 100% of base salary and cash bonuses, and non-employee director participants are allowed to defer up to 100% of their cash compensation. This DCP also allows the executive employee participants to receive the 401(k) Company match that cannot be contributed to the 401(k) Plan because of limitations imposed by the Code. The deferred amounts are valued daily as if invested in one or more of a number of investment funds, including UniSource Energy stock units, each of which may appreciate or depreciate in value over time. The choice of investment funds is determined by the individual participant.

	September 30,	September 30,	September 30,	September 30,	September 30,
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Paul J. Bonavia	0	5,475	872	0	13,044
David G. Hutchens	0	4,102	0	0	449
Kevin P. Larson	0	4,272	4,706	0	65,689
Michael J. DeConcini	0	4,668	3,676	0	51,543
Karen G. Kissinger	0	1,016	6,074	0	88,175

(1)	Represents contributions to the DCP by the Named Executives during the year. The amounts shown, if any, are included in the salary column of the “Summary Compensation Table” on page 33.

(2)	Represents Company contributions to the DCP in 2012 for the 2011 plan year. These amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 33.

(3)

Represents the total market based earnings (losses) for the year on all deferred compensation under the DCP based on the investment returns associated with the investment choices made by the Named Executive. Amounts in this column are not included in the “Summary Compensation Table.”

(4)

The aggregate balance includes compensation that was previously earned and reported in the Summary Compensation Table for 2009 and 2010 (if any) as follows: Mr. Bonavia—$10,950; Mr. Larson—$8,210, Mr. DeConcini—$8,840; and Ms. Kissinger—$1,792. Benefits under the plan will be distributed on the first to occur of the following events: separation from service, disability or death, in the form of either a lump sum or installment payments. The following table shows the deemed investment options available and the annual rate of return for the calendar year ended December 31, 2011, under the DCP.

	September 30,	September 30,	September 30,
Name of Fund	Rate of Return	Name of Fund	Rate of Return
Fidelity Retirement Money Market	0.01%	Fidelity Spartan Us Equity Index	2.06%
Fidelity Intermediate Bond	6.15%	Fidelity Growth Company	0.81%
Janus Flexible Bond	7.60%	Fidelity Low Price Stock	0.06%
Fidelity Asset Manager	-0.65%	Janus Worldwide	-13.85%
Fidelity Equity-Income	-4.54%	UniSource Energy Corporation Stock	7.80%
Fidelity Magellan	-11.43%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In order to ensure that the Company is able to retain its Named Executives, the Compensation Committee has determined that it is in the best interest of the Company and its shareholders to enter into change in control agreements with those Named Executives.

CEO Employment Agreement

Until December 31, 2011, Mr. Bonavia had a three-year employment agreement with TEP (the “Bonavia Employment Agreement”) that provided for severance benefits if he was terminated from his employment without cause or resigned his employment for good reason (“Severance Benefits”), and executed a release of claims. Severance Benefits under the Bonavia Employment Agreement included (1) continuation of his base salary for a period of 24 months from the effective date of his separation from service, to be paid in regular installments in accordance with the Company’s regular payroll practices; (2) continuation of any health, life, disability or other insurance benefits that he was receiving as of his last day of active employment for a period ending on the earlier of 12 months following his separation from service or until the day on which he became eligible to receive substantially similar benefits under any plan or program of any successor employer. The Bonavia Employment Agreement also contained change in control provisions, described below. The Bonavia Employment Agreement expired on December 31, 2011.

Change in Control Agreements

All of the Named Executives currently have change in control agreements with TEP. Mr. Bonavia’s Change in Control Agreement became effective on January 1, 2012, following the expiration of the Bonavia Employment Agreement; the terms of his Change in Control Agreement are the same as the change in control provisions of the Bonavia Employment Agreement. Mr. Hutchens’s Change in Control Agreement was amended in May 2011, at the time of his promotion to Executive Vice President, to the level of benefits indicated below; his Change in Control Agreement was not further amended at the time of his promotion to President in December 2011. (All of the Change in Control Agreements described in this paragraph, along with the Bonavia Employment Agreement, are collectively referred to in this section as the “Change in Control Agreements.”)

Under the Change in Control Agreements, in the event that an executive officer’s employment is terminated by TEP (with the exception of termination due to the executive officer’s acceptance of another position or for cause), or if the executive officer terminates employment for good reason because of, and within two years following (i) the acquisition of beneficial ownership of 40% of the common stock of UniSource Energy, (ii) certain changes in the Board, (iii) the closing of certain mergers or consolidations or (iv) certain transfers of the assets of UniSource Energy, and appropriate final regulatory approval is received, or the transfer, merger or acquisition is closed (each, a “Change in Control”), then the executive officer is entitled to severance benefits in the form of: (i) a single lump sum payment in an amount equal to two (for Mr. Bonavia), one and one-half (for Messrs. Hutchens, DeConcini and Larson) or one (for Ms. Kissinger) times the greater of (a) the executive officer’s annualized base salary as of the date of the executive officer’s separation from service, or (b) the executive officer’s annualized base salary in effect immediately prior to any material diminution in the executive officer’s base salary following execution of the Change in Control Agreement; (ii) a single lump sum cash payment in an amount equal to two (for Mr. Bonavia), one and one-half (for Messrs. Hutchens, DeConcini and Larson) or one (for Ms. Kissinger) times the average payment to which the executive officer was entitled pursuant to the short-term incentive compensation plan for the three calendar years immediately preceding the calendar year in which the executive officer’s separation from service occurs or, if that data is not available, the executive officer’s target payment under the short-term incentive compensation plan; (iii) a single lump sum cash payment in an amount equal to a prorated portion of the actual payment to which the executive officer would have been entitled under the short-term incentive compensation plan for the calendar year in which the executive officer’s separation from service occurs; and (iv) a single lump sum cash payment in the amount of the payment, if any, to which the executive officer is entitled under the short-term incentive compensation plan (based on the executive officer’s actual performance) for the year prior to the year in which the executive officer’s separation from service occurs, to the extent not already paid to the executive officer. “Good reason” is defined under these agreements to mean (1) a material, adverse diminution in the executive officer’s authority, duties or responsibilities; (2) a material change in the geographic location at which the executive officer must primarily perform services; (3) a material diminution in the executive officer’s base salary provided that such diminution is not a result of a generally applicable reduction in the base salary of all officers of the Company in an amount that does not exceed 10%; or (4) any action or inaction that constitutes a material breach of the agreement by the Company.

The executive officer would also be entitled to continue to participate in TEP’s health, life, disability or other insurance benefit plans for a period expiring on the earlier of (a) 24 months (for Mr. Bonavia), 18 months (for Messrs. Hutchens, DeConcini and Larson), or 12 months (for Ms. Kissinger) following the executive officer’s separation from service, or in some cases for the respective period following the Change in Control event, or (b) the day on which the executive officer becomes eligible to receive any substantially similar benefits, on a benefit-by-benefit basis, under any plan or program of any successor employer. In the event the executive officer elected a high deductible health care plan pursuant to which TEP has agreed to make contributions to the executive officer’s health savings account, then TEP will pay to the executive officer a single lump sum cash payment in an amount equal to the contributions that TEP would have made to the executive officer’s health savings account during the respective benefit continuation period described above had the executive officer not incurred the separation from service.

The Change in Control Agreements provide that the executive officer shall be employed by UniSource Energy or one of its subsidiaries or affiliates, in a position comparable to the current position, with compensation and benefits at least equal to the then-current compensation and benefits, for an employment period of two years after a Change in Control (subject to earlier termination for cause or the executive officer’s termination for good reason).

The Change in Control Agreements also contain a number of material conditions or obligations applicable to the receipt of payments or benefits, which require the executive officer to (i) continue to abide by the terms and provisions of the Company’s policies that protect various forms of confidential information and intellectual property; (ii) refrain from consulting with, engaging in or acting as an advisor to another company about business that competes with the Company; (iii) refrain from soliciting business for or in connection with any competing business (a) from any individual or entity that obtained products or services from the Company at any time during the executive officer’s employment with the Company or (b) from any individual or entity that was solicited by the executive officer on behalf of the Company; and (iv) refrain from soliciting employees of the Company who would have the skills and knowledge necessary to enable or assist efforts by the executive officer to engage in a competing business. Item (i) referred to in this paragraph contains no durational limit, nor do the Change in Control Agreements include any provision providing for waiver of a breach of item (i). Items (ii) through (iv) referred to in this paragraph are effective for a period of one year following the date of the executive officer’s termination. Breach of items (ii) through (iv) is waived if the Company materially defaults on any of its obligations under the Change in Control Agreements.

No excise tax gross-ups are provided. Rather, severance payments to executives are cut back to the “safe harbor” limit if the reduction results in the executive receiving a greater after-tax benefit than if the excise tax were paid by the executive on the “excess parachute payments”; otherwise, all payments would be paid and the executive would pay the excise tax.

All long-term incentive awards contain a “double trigger” vesting provision, which provides for accelerated vesting only if outstanding awards are not assumed by an acquirer or the Named Executive is terminated without cause within 24 months of a Change in Control. The double trigger, which is viewed as a corporate governance “best practice,” ensures that the Named Executives do not receive accelerated benefits unless they are adversely affected by the Change in Control.

Severance Pay Plan

In addition, the Company has a severance pay plan (the “Severance Plan”) for all of the Company’s non-union employees, including its Named Executives, which would provide for severance benefits in the event of a qualifying termination, which means a termination without cause without a change in control. Cause for termination under the Severance Plan means (i) the willful failure of the employee to perform any of the employee’s duties for the employer which continues after the employer has given the participant written notice describing the failure and an opportunity to cure the failure, (ii) a material violation of Company policy, (iii) any act of fraud or dishonesty, (iv) willful failure to report to work for three days or to report to work on the agreed-upon date after a scheduled leave, or (v) willfully engaging in conduct that is demonstrably and materially injurious to the Company or any affiliate, monetarily or otherwise, including acts of fraud, misappropriation, violence or embezzlement for personal gain at the expense of the Company or any affiliate, conviction of (or plea of guilty or no contest or its equivalent to) a felony, or a misdemeanor involving immoral acts.

In the event of a qualifying termination, the Named Executive would be entitled to (i) a cash severance payment equal to a multiple of base salary (two times for CEO, one and one-half times for Messrs. Hutchens, DeConcini and Larson, and one time for Ms. Kissinger); (ii) continued subsidy of the premiums for COBRA medical, dental and vision coverage at the same rate as that paid by the Company prior to the separation from service for a period of the lesser of (a) 12 months, or (b) the date when the Named Executive becomes eligible for comparable benefits offered by a subsequent employer; and (iii) a portion of the amount to which the Named Executive would have been entitled under the Company’s PEP or any successor plan, based on the executive’s target payment for the year prior to the year in which the executive’s separation from service occurs, had the Named Executive not incurred a separation from service. Receipt of benefits under the Severance Plan is contingent upon execution of a release of claims against the Company and subject to compliance with restrictive covenants, including perpetual confidentiality and non-disparagement provisions, and non-compete and non-solicitation requirements effective for the applicable severance period (two years for CEO, one and one-half years for Messrs. Hutchens, DeConcini and Larson, and one year for Ms. Kissinger). Duplication of benefits provided under the Severance Plan is not permitted, and benefits payable under the Severance Plan cease in the event the Named Executive becomes eligible for change in control severance benefits or if the Named Executive has an employment agreement that provides for severance benefits (such as the Bonavia Employment Agreement).

In the event a Named Executive becomes eligible to receive severance benefits under the Severance Plan and has elected a health care option pursuant to which the Company has agreed to make pre-tax contributions to the Named Executive’s Health Savings Account, then the Company will pay the Named Executive an amount equal to the contributions the Company would have made to the Named Executive’s health savings account during the twelve month period immediately following the Named Executive’s separation from service, plus a tax allowance in an amount equal to the federal, state and local taxes imposed on the Named Executive with respect to such contributions and with respect to the tax allowance. While as a general matter the Company does not provide tax gross-ups for severance arrangements or other benefits, it was deemed appropriate in this very limited circumstance because (1) this particular type of benefit would be provided pre-tax, if the individual were still employed; (2) the amounts in question are exceptionally small; and (3) this treatment is available to all unclassified employees, not just the Named Executives, who become entitled to severance benefits under the Severance Plan and participate in the type of health care option described in this paragraph, above.

Other than the agreements described above, UniSource Energy has not entered into any severance agreements or employment agreements with any Named Executives.

The following table and summary set forth potential payments payable to the Named Executives upon termination of employment or a Change in Control. The table below reflects amounts payable to the Named Executives assuming their employment was terminated on December 31, 2011:

	September 30,	September 30,	September 30,	September 30,
Name	If Retirement or Voluntary Termination Occurs (1)	If “Change In Control” and Qualifying Termination Occurs ($)(2)	If Death or Disability Occurs ($)(3)	If “Non-Change In Control” Termination Occurs ($)(4)
Paul J. Bonavia	—	5,040,619	215,984	1,758,999
David G. Hutchens	—	1,154,382	30,960	733,638
Kevin P. Larson	—	1,814,123	117,688	686,209
Michael J. DeConcini	—	1,877,801	119,559	715,243
Karen G. Kissinger	—	1,183,167	92,642	390,786

(1)

In the event of retirement or voluntary termination, each of the Named Executives would be entitled to receive vested and accrued benefits payable from the Retirement Plan and the Excess Benefit Plan, but no form or amount of any such payment would be increased or otherwise enhanced nor would vesting be accelerated with respect to such plans. In addition, no accelerated vesting of options or performance shares would occur. Retirement Plan and Excess Benefit Plan information for the Named Executives is set forth in the “Pension Benefits Table” above.

(2)	The breakout of the above referenced elements for the Named Executives is as follows:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Named Executive	Cash ($)	Prorated Non- equity Incentive Award ($)	Stock Options ($)	Performance Shares ($)	Medical Benefits ($)	Total ($)
Paul J. Bonavia	2,258,280	501,840	215,984	2,059,398	5,118	5,040,619
David G. Hutchens	694,800	180,000	30,960	228,166	20,457	1,154,382
Kevin P. Larson	773,819	170,940	117,688	747,999	3,678	1,814,123
Michael J. DeConcini	794,980	175,360	119,559	767,198	20,705	1,877,801
Karen G. Kissinger	380,345	107,645	92,642	588,505	14,030	1,183,167

Amounts shown in the column headed “Stock Options,” above, represent the value between the option exercise price and the fair market value of the underlying shares of Company stock on December 31, 2011. Amounts shown in the column headed “Performance Shares,” above, represent the target shares for the 2010 and 2011 performance share grants multiplied by the fair market value of the underlying shares of Company stock on December 31, 2011.

(3)

Amounts in this column reflect the value (share price on December 31, 2011 less the exercise price) of all unvested options that would accelerate upon the death or disability of the Named Executives. There is no acceleration of performance shares. In addition, in the event of death, the Named Executive’s survivor would be entitled to receive a survivor annuity from the Retirement Plan and Excess Benefit Plan. The amount payable to the survivor would be less than the amount that would otherwise have been payable to the Named Executive had the Named Executive survived and received retirement benefits under the Retirement Plan and Excess Benefit Plan. There would be no enhancements as to form, amount or vesting of such benefits in the event of a Named Executive’s death.

(4)

This column reflects the amounts payable in the event of an involuntary termination without cause or a resignation for good reason, as of December 31, 2011, under the terms of the Bonavia Employment Agreement, which is discussed in more detail above, and the severance pay plan. The breakout of the above-referenced payments for the Named Executives is as follows:

	September 30,	September 30,	September 30,	September 30,
Named Executive	Cash ($)	Pro-Rated Non-equity Incentive Award ($)	Medical Benefits ($)	Total ($)
Paul J. Bonavia	1,254,600	501,840	2,559	1,758,999
David G. Hutchens	540,000	180,000	13,638	733,638
Kevin P. Larson	512,817	170,940	2,452	686,209
Michael J. DeConcini	526,080	175,360	13,803	715,243
Karen G. Kissinger	269,111	107,645	14,030	390,786

DIRECTOR COMPENSATION

Our non-employee director compensation was amended in May 2009 and updated in May 2011, following a competitive review of the Company’s non-employee director compensation program, with assistance by and information from Frederic W. Cook and Co., Inc., which indicated that the Board’s compensation at that time placed at approximately the 25th percentile relative to the Company’s peer group. Based on that survey information, as well as the increased responsibility placed on the Board due to regulatory changes in recent years, the Compensation Committee decided in 2011 to increase the annual cash retainer from $50,000 to $52,500 and the annual award of restricted stock units from $45,000 to $50,000. These increases are intended to bring non-employee director compensation closer to the median for the Company’s peer group.

For 2011, the Company’s non-employee directors received the following compensation:

1.	Annual cash retainer was increased in May 2011 to $52,500, paid in monthly installments.

2.

Additional annual cash retainer of $20,000 for the Lead Director, $10,000 for the Audit Chair, $7,500 for each of the Compensation and Corporate Governance Chairs, and $5,000 for all other committee chairs, all of which are paid in quarterly installments.

3.	Board and committee meeting fees of $1,000 per meeting.

4.	Annual award of $50,000 in restricted stock units from the 2006 Omnibus Plan:

•

Directors serving on the date of the Annual Shareholders’ meeting receive a grant on the date of that meeting. Any person who first becomes a director after the Annual Shareholders’ meeting receives a grant on a date approved by the Compensation Committee. All restricted stock unit grants to directors vest at the earlier of the next annual meeting following grant date or the first anniversary of grant. Stock unit awards automatically vest on termination for disability or retirement.

•	The actual number of restricted stock units granted is calculated by dividing $50,000 by the closing price of UniSource Energy’s common stock on the date of grant.

•

Vested stock units must be deferred and are distributed in January of the year following the year during which a director ceases to serve as a member of UniSource Energy’s Board. Deferred stock units accrue dividend equivalents during the deferral period. Deferred stock units will be distributed in shares of Company stock. The current numbers of shares in each Director’s deferred stock account are reflected in the Security Ownership of Management table on page 6.

The CEO, who serves as Board Chair, does not receive any additional compensation for serving as a director. Directors may elect to defer cash fees and retainers under the DCP, which is described on page 38.

In 2007, UniSource Energy adopted formal stock ownership guidelines for non-employee directors. Non-employee directors are expected to accumulate Company shares with a value equal to 500% of the annual equity grant. As of December 31, 2011, all non-employee directors have achieved their target ownership level. Shares owned outright, including shares held in street name accounts, jointly with spouse, or in trust for the non-employee director’s benefit, and deferred stock units count towards meeting the guideline.

The following table summarizes the compensation earned by non-employee directors of the Company for the year ended December 31, 2011.

	September 30,	September 30,	September 30,	September 30,
Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)(5)	All Other Compensation ($)(6)	Total ($)
Lawrence J. Aldrich	84,666	50,000	1,000	135,666
Barbara M. Baumann	96,166	50,000	1,000	147,166
Larry W. Bickle	82,666	50,000	0	132,666
Harold W. Burlingame	83,666	50,000	0	133,666
Robert A. Elliott	124,666	50,000	1,000	175,666
Daniel W. L. Fessler	95,166	50,000	0	145,166
Louise L. Francesconi	97,666	50,000	1,000	148,666
Warren Y. Jobe	89,666	50,000	1,000	140,666
Ramiro G. Peru	94,666	50,000	1,000	145,666
Gregory A. Pivirotto	90,666	50,000	1,000	141,666
Joaquin Ruiz	88,666	50,000	0	138,666

(1)

Mr. Bonavia is not included in this table, as he is an employee of the Company and thus receives no additional compensation for his service as a director. The compensation received by Mr. Bonavia as an employee of the Company is shown in the “Summary Compensation Table.”

(2)	Lawrence J. Aldrich, Barbara M. Baumann and Harold W. Burlingame deferred 100% of fees earned in 2011 into the DCP.

(3)	Each non-employee director received an annual restricted stock unit award valued at $50,000 in 2011.

(4)	As of December 31, 2011, all outside directors held 1,332 unvested share units.

(5)

As of December 31, 2011, the stock options held by directors were as follows: Mr. Bickle held 2,358; Mr. Burlingame held 2,358; and Mr. Elliott held 1,196. All stock options are vested and are reported, along with vested deferred stock units, in the Security Ownership of Management table on page 6.

(6)

The amounts contained in the “All Other Compensation” column represent charitable contributions paid pursuant to the Company’s Director Matching Gift Program, under which the Company matches Directors’ personal financial support to non-profit, tax-exempt organizations up to $1,000 per director per calendar year. Recipient organizations must be located in the State of Arizona, operate on a not-for-profit basis and be certified for tax-exempt status under Code section 501(c)(3). In order to be matched by Company funds, director gifts must be personal contributions of at least $100 from the director’s own assets and must have been paid, by check or credit card, not merely pledged. The Company’s matching donation is made payable to the recipient tax-exempt organization.

CORPORATE GOVERNANCE

Board Meetings

In 2011, the Board held a total of eight regular meetings. Each director attended at least 98% of the aggregate total number of Board meetings and meetings of committees of which they are a member. Additionally, the non-management Directors met at regularly scheduled executive sessions without management present. Mr. Elliott, a non-management director, presided over and was the Lead Director at these executive sessions.

The Company does not have a formal policy with respect to attendance of Board members at annual meetings of shareholders, but encourages such attendance. All of the Board members holding office at the time attended the 2011 Annual Meeting.

Board Communication

Shareholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may contact the Lead Director by mail, addressed to UniSource Energy Lead Director, c/o Corporate Secretary, UniSource Energy Corporation, 88 E. Broadway Boulevard, HQE901, Tucson, Arizona 85701. The communications will be kept confidential and forwarded to the Lead Director. Communications received by the Lead Director will be forwarded to the appropriate director(s) or to an individual non-management director.

Shareholders or other interested parties wishing to communicate with the Board regarding non-financial matters may contact the Chairperson of the Corporate Governance and Nominating Committee either by mail, addressed to Chairperson, Corporate Governance and Nominating Committee, UniSource Energy Corporation, P.O. Box 1110, Fort Bragg, California 95437, or by e-mail at unscorpgov@earthlink.net. Shareholders or other interested parties wishing to communicate with the Board regarding financial matters may contact the Chairperson of the Audit Committee either by mail, addressed to Chairperson, Audit Committee, UniSource Energy Corporation, P.O. Box 36763, Tucson, Arizona 85740, or by e-mail at unscorpaudit@earthlink.net.

Communications that are unrelated to a director’s duties and responsibilities as a Board member may be excluded from consideration, including, without limitation, solicitations and advertisements, junk mail, product-related communications, job referral materials such as resumes, surveys and material that is determined to be illegal or otherwise inappropriate.

DIRECTOR INDEPENDENCE STANDARDS

The Board has adopted Director Independence Standards to comply with NYSE rules for determining independence, among other things, in order to determine eligibility to serve on the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The Director Independence Standards, amended as of December 2009 and reapproved in May 2011, are available on UniSource Energy’s website at www.UNS.com and are available in print to any shareholder who requests it.

No director may be deemed independent unless the Board affirmatively determines, after due deliberation, that the director has no material relationship with the Company either directly or as a partner, shareholder or executive officer of an organization that has a relationship with the Company. In each case, the Board broadly considers all the relevant facts and circumstances from the standpoint of the director as well as from that of persons or organizations with which the director has an affiliation and applies these standards.

Annually, the Board determines whether each director meets the criteria of independence. Based upon the foregoing criteria, the Board has deemed each director to be independent, with the exception of Mr. Bonavia. For each other director who is deemed independent, there were no other significant transactions, relationships or arrangements that were considered by the Board in determining that the director is independent. See “Transactions with Related Persons” on page 50.

Each member of UniSource Energy’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is independent based upon independence criteria established by the Company’s Board, which criteria are in compliance with applicable NYSE listing standards.

Board Committees

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee operates under the provisions of a committee charter. The Corporate Governance and Nominating Committee reviews and recommends corporate governance principles, interviews potential directors and is responsible for recommending to the Board director candidates for nomination and election. The Corporate Governance and Nominating Committee also reviews and recommends membership for all the committees to the Board and reviews applicable rules and regulations relating to the duties and responsibilities of the Board. The Corporate Governance and Nominating Committee held six meetings in 2011.

In making its recommendations for director candidates to the Board, the Corporate Governance and Nominating Committee considers, among other things, the qualifications of individual director candidates in light of the criteria set forth in the Company’s Corporate Governance Guidelines (discussed below) and any other criteria the Corporate Governance and Nominating Committee deems appropriate, with the objective of having a Board with diverse backgrounds and experience.

The Corporate Governance and Nominating Committee has not adopted specific minimum qualifications with respect to a committee-recommended Board nominee, but desirable qualifications are set forth in the Company’s Corporate Governance Guidelines. Those qualifications include prior community, professional or business experience that demonstrates leadership capabilities, the ability to review and analyze complex business issues, the ability to effectively represent the interests of UniSource Energy’s shareholders while keeping in perspective the interests of the Company’s customers, the ability to devote the time and interest required to attend and fully prepare for all regular and special Board meetings, the ability to communicate and work effectively with the other Board members and personnel and the ability to fully adhere to any applicable laws, rules or regulations relating to the performance of a director’s duties and responsibilities. The Corporate Governance Guidelines provide that the Company will pursue and consider nominees from a variety of backgrounds, including those who possess previous senior management, board experience with a public utility, or demonstrated leadership in their area of expertise, and who reflect the Company’s commitment to diversity.

The Corporate Governance and Nominating Committee will assess the effectiveness of these Corporate Governance Guidelines annually in connection with the nomination of directors for election at the annual meeting of shareholders. The composition of the current Board reflects diversity in business and professional experience, skills, ethnicity and gender.

While no formal policy exists, the Corporate Governance and Nominating Committee considers recommendations for Board nominees received from shareholders. The deadline for consideration of recommendations for next year’s annual meeting of the shareholders is November 20, 2012. Recommendations must be in writing and include detailed biographical material indicating the candidate’s qualifications and a written statement from the candidate of his or her willingness and availability to serve. Recommendations should be directed to the Corporate Secretary, UniSource Energy Corporation, 88 E. Broadway Boulevard, HQE901, Tucson, Arizona 85701. The Board will consider nominees on a case-by-case basis and does not believe a formal policy is warranted at this time due to a manageable volume of nominations.

The Company’s bylaws provide that no persons, except those nominated by the Board or a committee of the Board, shall be eligible for election as directors of the Company other than those nominated in accordance with the provisions of the bylaws. The bylaws require advance notice of the intent to make such a nomination. Shareholders of record at the time of the giving of such notice and on the date for determination of shareholders entitled to vote at the annual meeting who have complied with the notice procedures in the bylaws may nominate persons for the election of directors. The bylaws prescribe the information to be contained in any such notice, including the consent of each nominee to serve as a director of the Company if so elected. A copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Corporate Secretary of the Company. For any persons to be eligible for nomination by a shareholder at the 2013 annual meeting of shareholders, the shareholder’s notice must be received by the Corporate Secretary of UniSource Energy, 88 E. Broadway Boulevard, HQE901, Tucson, Arizona 85701, not later than February 1, 2013. The Company is not obligated to include information as to any shareholder nominee for director in any proxy statement sent to shareholders.

Compensation Committee

The Compensation Committee operates under the provisions of a committee charter. Under the terms of its charter, the Compensation Committee is required to consist of not fewer than three members of the Board who meet the independence requirements of the NYSE. In 2011, the Compensation Committee had eight members who met those independence requirements.

In 2011, the Compensation Committee held nine meetings, most of which were followed by an executive session in which management did not participate. The Compensation Committee Chair sets the agenda for each meeting and in advance of each meeting reviews the agenda with management. The annual schedule of meetings is approved by the Board during the second quarter for the following year. In connection with Compensation Committee meetings, each Compensation Committee member receives a briefing book prior to each meeting that details each topic to be considered. The Compensation Committee Chair reports to the Board on Compensation Committee decisions and key actions following each meeting. The Compensation Committee members also complete a written assessment of the Compensation Committee’s performance, with the last such assessment completed in May 2011.

The Board has delegated authority to the Compensation Committee to set CEO compensation levels and to review and approve compensation for all of the Company’s executive officers, including any equity compensation awarded under the 2011 Omnibus Plan. The Compensation Committee may delegate certain actions to management of the Company in connection with executive compensation. Day-to-day administration of director and executive compensation matters has been delegated to certain Company management personnel, with oversight provided by the Compensation Committee.

Compensation Consultant

The Compensation Committee has retained the services of Frederic W. Cook and Co., Inc. (“Cook”), a nationally recognized compensation consulting firm that serves as an independent advisor in matters related to executive compensation and non-employee director compensation. Representatives from Cook are available to Compensation Committee members on an ongoing basis. As requested, representatives from Cook attend Compensation Committee meetings, meet with the Compensation Committee in executive session without the presence of management, and communicates with the chair of the Compensation Committee with regard to emerging issues. The Compensation Committee has sole discretion over the terms and conditions of the retention of consultants it retains. Cook maintains no other economic relations with the Company and does not provide any services to the Company other than those provided directly to the Compensation Committee.

The Compensation Committee Chair customarily provides assignments to Cook. In its role as executive compensation consultant to the Compensation Committee, Cook provides advice relating to Peer Group selection, the benchmarking of individual compensation levels, pay and performance comparisons, the design of incentive plans and other compensation arrangements in which Company management participates, preparation of tally sheets and wealth accumulation analyses, and preparation of public filings related to executive compensation, including the Compensation Discussion and Analysis. Cook also conducted a comprehensive review of the Company’s overall compensation program in relation to compensation practices that could encourage employees to take risks that could have a material adverse impact on the Company.

Role of Executives in Establishing Compensation

Certain executive officers, including the CEO, the CFO and the General Counsel to the Company, routinely attend regular sessions of Compensation Committee meetings. The CEO makes recommendations to the Compensation Committee with respect to changes in compensation for senior executive officer positions (other than the CEO) and payouts under the annual incentive plan. The CEO also makes suggestions to the Compensation Committee regarding the design of incentive plans and other programs in which senior management participates.

The CFO provides information regarding short-term and long-term compensation targets, as well as updates on the progress of short- and long-term objectives. Additional Company personnel with expertise in and responsibility for compensation and benefits provide information regarding executive officer and director compensation, including cash compensation, equity awards, pensions, deferred compensation and other related information.

Audit Committee

The Audit Committee operates under the provisions of a committee charter. The Audit Committee reviews current and projected financial results of operations, selects a firm of independent registered public accountants to audit the Company’s financial statements annually, reviews and discusses the scope of such audit, receives and reviews the audit reports and recommendations, transmits its recommendations to the Board, reviews the Company’s accounting and internal control procedures with the Company’s internal audit department from time to time, makes recommendations to the Board for any changes deemed necessary in such procedures and performs such other functions as delegated by the Board. The Audit Committee held eleven meetings in 2011.

Finance Committee

The Finance Committee reviews and recommends to the Board long-range financial policies, objectives and actions required to achieve those objectives. Specifically, the Finance Committee reviews capital and operating budgets, current and projected financial results of operations, short- and long-term financing plans, dividend policy, financial risk management activities and major commercial banking, investment banking, financial consulting and other financial relations of UniSource Energy. The Finance Committee held ten meetings in 2011.

Environmental, Safety and Security (“ESS”) Committee

The ESS Committee reviews the Company’s structure and operations to assess whether significant operating risks in the areas of environmental, safety and security have been identified and appropriate mitigation plans have been implemented. The ESS Committee also reviews the processes in place that are designed to ensure compliance with all significant and material environmental, safety and security related legal and regulatory requirements, as well as reviews with management the impact of proposed or enacted laws or regulations related to environmental, safety and security issues. UniSource Energy’s ESS Committee held five meetings in 2011.

Board Leadership Structure and Risk Oversight

At the current time, the Board believes it is in the best interest of the Company for the CEO to serve as the Board Chair. The Board believes this arrangement provides an efficient leadership structure and an effective means for communication between management and the Board. Combining the Board chair and chief executive officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. The Board elects a Lead Director to handle those duties that a non-independent Chair may not be able to carry out. However, no single leadership model is right for all companies and at all times. The Board recognizes that depending on the circumstances, other leadership models, such as a separate independent Board Chair, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including economic risks, environmental and regulatory risks, and others, such as the impact of weather conditions. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board believes that full and open communication between management and the Board are essential for effective risk management and oversight. The Lead Director meets regularly with the CEO and other senior officers to discuss strategy and risks facing the Company. Senior management attends the Board meetings and is available to address any questions or concerns raised by the Board on risk management-related and any other matters. At each Board meeting, the Board receives presentations from senior management on strategic matters involving the Company’s operations. The Board holds strategic planning sessions with senior management to discuss strategies, key challenges, risks, and opportunities for the Company.

While the Board is ultimately responsible for risk oversight at the Company, the Board committees assist the Board in fulfilling its oversight responsibilities in certain specific areas. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with New York Stock Exchange requirements, discusses policies with respect to risk assessment and risk management. Risk assessment reports are regularly provided by management to the Audit Committee. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company’s compensation policies and programs. The Corporate Governance and Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for directors and executive officers, and corporate governance. The Finance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with derivatives policies and securities issuances. The ESS Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of operating risks in the areas of environmental, safety and security.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee during fiscal year 2011 were independent directors, and no member was an employee or former employee of the Company. No Compensation Committee member had any relationship requiring disclosure under “Transactions with Related Persons,” below. During fiscal year 2011, none of the Company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer(s) served on UniSource Energy’s Compensation Committee, any other Board committee, or the Board of Directors as a whole.

Copies of Charters, Guidelines and Code of Ethics

A copy of the current Audit, Compensation, Finance and Corporate Governance and Nominating Committee Charters, as well as the Company’s Corporate Governance Guidelines and Code of Ethics, which applies to the Board and all officers and employees of UniSource Energy and its subsidiaries, together with any amendments or any waivers, are available on UniSource Energy’s Web site at www.UNS.com or may be obtained by shareholders, without charge, upon written request to Library and Resource Center, UniSource Energy Corporation, 88 E. Broadway Boulevard, Mail Stop HQW302, Tucson, Arizona 85701.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions Policy

The Board has adopted a written Related Person Transaction Policy (“Related Person Policy”) on the review of related person transactions (which is available on UniSource Energy’s website at www.UNS.com) that specifies that certain transactions involving directors, nominees, executive officers, significant shareholders and certain other related persons in which the Company is or will be a participant and are of the type required to be reported as a related person transaction under Item 404 of Regulation S-K shall be reviewed by the Audit Committee for the purpose of determining whether such transactions are in the best interest of the Company. The Related Person Policy also establishes a requirement for directors, nominees and executive officers to report transactions involving a related party that exceeds $120,000 in value. The Company is not aware of any transactions entered into since the beginning of last year that did not follow the procedures outlined in the Related Person Policy.

AUDIT COMMITTEE REPORT

The Audit Committee

The Audit Committee is made up of seven financially literate directors who are independent based upon independence criteria established by UniSource Energy’s Board, which criteria are in compliance with applicable NYSE listing standards. UniSource Energy’s Board has determined that, while each member of the Audit Committee has accounting and/or related financial management expertise, Ms. Francesconi is an “audit committee financial expert” as that term is defined by applicable SEC regulations. In addition to Ms. Francesconi, there are five other financial experts on the Audit Committee. Each financial expert is independent as that term is defined by the applicable NYSE listing standards. The Board previously adopted a written charter for the Audit Committee. The Audit Committee has complied with its charter, including the requirement to meet periodically with PwC, the Company’s Independent Registered Public Accounting Firm, internal audit department and management to discuss the auditor’s findings and other financial and accounting matters.

In connection with UniSource Energy’s December 31, 2011 financial statements, the Audit Committee has: (i) reviewed and discussed the audited financial statements with management, (ii) discussed with PwC the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Sec. 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (iii) received from PwC the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Registered Public Accounting Firm’s communications with the Audit Committee concerning independence, and (iv) discussed with PwC its independence.

Based on the review and discussions referred to in items (i) through (iv) of the above paragraph, the Audit Committee recommended to the Board that the audited financial statements for 2011 be included in the annual report on Form 10-K for filing with the SEC.

Pre-Approved Policies and Procedures

Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services. UniSource Energy’s Audit Committee has adopted a policy pursuant to which audit, audit-related, tax and other services are pre-approved by category of service. Recognizing that situations may arise where it is in the Company’s best interest for the auditor to perform services in addition to the annual audit of the Company’s financial statements, the policy sets forth guidelines and procedures with respect to approval of the four categories of service designed to achieve the continued independence of the auditor when it is retained to perform such services for UniSource Energy. The policy requires the Audit Committee to be informed of each service and does not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate to the Chair of the Audit Committee the authority to grant pre-approvals of audit and non-audit services requiring Audit Committee approval where the Audit Committee Chair believes it is desirable to pre-approve such services prior to the next regularly scheduled Audit Committee meeting. The decisions of the Audit Committee Chair to pre-approve any such services from one regularly scheduled Audit Committee meeting to the next shall be reported to the Audit Committee.

Fees

The following table details fees paid to PwC for professional services during 2010 and 2011. The Audit Committee has considered whether the provision of services to UniSource Energy by PwC, beyond those rendered in connection with their audit and review of the Company’s financial statements, is compatible with maintaining their independence as auditor.

	September 30,	September 30,
	2010	2011

Audit Fees	$1,883,972	$1,760,840
Audit-Related Fees	63,023	53,000
Tax Fees	27,450	34,881
All Other Fees	4,500	5,400

Total	$1,978,945	$1,854,121

Audit fees include fees for the audit of UniSource Energy’s consolidated financial statements included in the Company’s Annual Report on Form 10-K and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q. Audit fees also include services provided by PwC in connection with the audit of the effectiveness of internal control over financial reporting and on management’s assessment of the effectiveness of internal control over financial reporting, comfort letters, consents and other services related to SEC matters and financing transactions, statutory and regulatory audits.

Audit-related fees during 2011 and 2010 principally include fees for employee benefit plan audits, and accounting consultations to the extent necessary for PwC to fulfill their responsibilities under generally accepted auditing standards.

Tax fees reported for 2010 and 2011 include fees for tax compliance services and tax advice.

All Other Fees consist of fees for all other services other than those reported above, principally including subscription fees for research tools.

All services performed by PwC are approved in advance by the Audit Committee in accordance with the Audit Committee’s pre-approval policy for services provided by the Independent Registered Public Accounting Firm.

Respectfully submitted,

THE AUDIT COMMITTEE

Louise L. Francesconi, Chair

Barbara M. Baumann

Robert A. Elliott

Daniel W. L. Fessler

Warren Y. Jobe

Ramiro G. Peru

Gregory A. Pivirotto

SUBMISSION OF SHAREHOLDER PROPOSALS

Advance notice required for shareholders to submit proposals at shareholder meetings

The Company’s bylaws require shareholders to give the Company advance notice of any proposal to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Corporate Secretary of the Company. For any shareholder’s proposal to be considered at the 2013 annual meeting of shareholders, the shareholder’s notice must be received by the Corporate Secretary of UniSource Energy, 88 E. Broadway Boulevard, HQE901, Tucson, Arizona 85701, not later than February 1, 2013. The SEC’s proxy rules allow the Company to use discretionary voting authority to vote on a matter coming before an annual meeting of shareholders which is not included in UniSource Energy’s proxy statement, if UniSource Energy does not have notice of the matter before the deadline established in its bylaws. In addition, discretionary voting authority may generally also be used if the Company receives timely notice of such matter (as described above) and if, in the proxy statement, the Company describes the nature of such matter and how the Company intends to exercise its discretion to vote on such matter.

In addition, for a shareholder proposal to be eligible for inclusion in our 2013 Proxy Statement, UniSource Energy must receive the proposal by November 20, 2012.

The advance notice requirement described above is separate and apart from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in UniSource Energy’s Proxy Statement. Shareholder proposals intended to be presented at the Company’s 2013 annual meeting of the shareholders must be received by UniSource Energy no later than November 20, 2012, in order to be eligible for inclusion in UniSource Energy’s 2013 Proxy Statement and the form of proxy relating to that meeting. Direct any proposals, as well as related questions, to the undersigned.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

If you and one or more shareholders of Company stock share the same address, it is possible that only one Notice of Internet Availability of Proxy Materials was delivered to your address. This is known as “householding.” Any registered shareholder who wishes to receive separate copies of the Notice of Internet Availability of Proxy Materials at the same address now or in the future may call or write the Company’s Stock Transfer Agent, Computershare, toll free at 1-888-313-0164/or Computershare, 480 Washington Blvd – 29th Floor, Jersey City, NJ, 07310. Separate copies of the Notice of Internet Availability of Proxy Materials will be promptly delivered upon receipt of such request.

Shareholders who own Company stock through a broker and who wish to receive separate copies of the Notice of Internet Availability of Proxy Materials should contact their broker.

Any registered shareholder who wishes to receive a single copy of the Notice of Internet Availability of Proxy Materials at the same address now or in the future may call the Company’s Stock Transfer Agent, Computershare, toll free at 1-888-313-0164.

OTHER BUSINESS

The Board knows of no other matters for consideration at the Meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

Copies of UniSource Energy’s annual report on Form 10-K may be obtained by shareholders, without charge, upon written request to the Library and Resource Center, UniSource Energy Corporation, 88 E. Broadway Boulevard, Mail Stop HQW302, Tucson, Arizona 85701. You may also obtain UniSource Energy’s SEC filings through the internet at www.sec.gov or www.UNS.com.

By order of the Board of Directors,

Linda H. Kennedy

Corporate Secretary

PLEASE VOTE—YOUR VOTE IS IMPORTANT

k305244:12-266 UniSource PC 2 3/9/12 2:36 PM Page 1 12-266 UniSource — Proxy Card Proof 2 — 03/09/12 — 14:36 YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Central time on Thursday, May 3, 2012. INTERNET http://www.proxyvoting.com/uns Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. 21234/21235 Fulfillment 21236 FOLD AND DETACH HERE Board of Directors Recommends a vote “FOR” proposals 1 – 4 below: Please mark your votes as The indicated in this example X FOR WITHHOLD *EXCEPTIONS 1. ELECTION OF DIRECTORS ALL FOR ALL FOR AGAINST ABSTAIN 01 Paul J. Bonavia 07 Daniel W.L. Fessler 2. Ratification of selection of Independent Auditor, 02 Lawrence J. Aldrich 08 Louise L. Francesconi PricewaterhouseCoopers, LLP, for the fiscal year 2012. 03 Barbara M. Baumann 09 Warren Y. Jobe 04 Larry W. Bickle 10 Ramiro G. Peru 3. Approval of an Amendment to Article I of the Amended 05 Harold W. Burlingame 11 Gregory A. Pivirotto and Restated Articles of Incorporation of UniSource 06 Robert A. Elliott 12 Joaquin Ruiz Energy Corporation to change the company’s name to UNS Energy Corporation. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the 4. Advisory (non-binding) vote to approve executive “Exceptions” box above and write that nominee’s name in the space provided below.) compensation. *Exceptions Mark Here for Address Change RESTRICTED AREA—SCAN LINE or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date PRINT AUTHORIZATION (THIS BOXED AREA DOES NOT PRINT) To commence printing on this proxy card please sign, date and fax this card to: 212-269-1116 SIGNATURE: DATE: TIME:

k305244:12-266 UniSource PC 2 3/9/12 2:36 PM Page 2 12-266 UniSource — Proxy Card You can now access your UniSource Energy account online. Access your UniSource Energy account online via Investor ServiceDirect® (ISD). The transfer agent for UniSource Energy, now makes it easy and convenient to get current information on your shareholder account. View account status View certificate history View book-entry information View payment history for dividends Make address changes Obtain a duplicate 1099 tax form Proof 2 — 03/09/12 — 14:36 Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax ® documents and more. Simply log on to Investor ServiceDirect at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. Map to follow UniSource Executive Headquarters 88 E. Broadway Tucson, AZ 85701 DEAR SHAREHOLDERS: If you previously elected to view the UniSource Energy Corporation Proxy Statements and Annual Reports over the Internet instead of receiving copies in the mail, you can now access the Proxy Statement for the 2012 Annual Shareholders’ Meeting and the 2011 Annual Report on Form 10-K on the Internet through the following address: http://www.proxyvoting.com/uns. You can vote your shares by telephone, the Internet, mail or in person at the Annual Shareholders’ Meeting. See the Proxy Statement and the enclosed proxy card for further information about voting procedures. If you would like a paper copy of the Proxy Statement and Annual Report on Form 10-K, UniSource Energy will provide a copy to you upon request. To obtain a copy of these documents, please call 1-888-313-0164. FOLD AND DETACH HERE THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL SHAREHOLDERS’ MEETING TO BE HELD FRIDAY, MAY 4, 2012 AT 10:00 A.M. MST. P R O X Y The undersigned hereby appoints Paul J. Bonavia and Kevin P. Larson, and each of them, with the power of substitution, to represent and to vote on behalf of the undersigned all shares of Common Stock which the undersigned is entitled to vote at the Annual Shareholders’ Meeting scheduled to be held at 88 East Broadway, Tucson, Arizona, on Friday, May 4, 2012, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present and in their discretion, upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” Proposals 1 – 4. Address Change/Comments (Mark the corresponding box on the reverse side) SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 RESTRICTEDAREA—SCAN LINE Fulfillment (Continued and to be marked, dated and signed, on the other side) 21234/21235 21236 RESTRICTED AREA—SIGNATURE LINES